UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2011

ITP Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52317	98-0438201
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Federico Zuccari, 4, Rome, Italy		00153
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: + 39 (06) 5728 8176

Netfone, Inc.
 (Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

ITP Energy Corporation (the “Company”), on its Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2011 (the “Original Filing”), reported the consummation, on April 29, 2011, of a share exchange transaction through which we acquired 100% of ITP Benelli S.p.A., formerly known as ITP Impianti e Tecnologie di Processo S.p.A., an Italian corporation (or “ITP”), together with its subsidiaries, operating companies and commercial offices based in Italy, the United States, the Czech Republic, Azerbaijan and Singapore (or the “ITP Group”). The Original Filing described the transactions and agreements through which such transaction was executed, and the nature of the business we now conduct through the ITP Group.

The Company is filing this Current Report on Form 8-K/A (the “Report”) in response to comments it has received from the Division of Corporation Finance of the SEC on May 31, 2011.  Except as described above and for the addition of certain clarifying information and to correct typographical and grammatical errors, no other changes have been made to the Original Filing, and this Report does not modify or update any other information in the Original Filing.  Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Original Filing.  Among other things, forward-looking statements made in the Original Filing have not been updated or revised to reflect events, results or developments that have occurred or facts that have become known to the Company after the date of the Original Filing, and such forward-looking statements should be read in their historical context.  This Report should be read in conjunction with the Company’s filings made with the SEC subsequent to the Original Filing, including any amendments to those filings.

Through the transactions described in Item 1.01 herein, we ceased to be a shell company as that term is defined in Rule 12b-2 under the Exchange Act and are now engaged in the business of designing, manufacturing, and installing equipment, skids, packages and modules mainly for the oil and gas industry.

As used in this Report, unless otherwise stated, all references to the “Company”, “we,” “our”, “us” and words of similar import, refer to ITP Energy Corporation.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the State of Nevada with our administrative headquarters located in Rome, Italy. We own and operate three equipment production facilities in Italy.  A facility located in Cassina de’ Pecchi (in the vicinity of Milan); a facility located in Ravenna; and a facility located in Moscazzano (in the vicinity of Cremona). We also own and operate an equipment production facility in Kilgore, State of Texas, in the United States.  In addition to our headquarters and production facilities, we have a total of four sales offices located in Kilgore (Texas), Baku (Azerbaijan), Brno (Czech Republic), and Ravenna (Italy) which also has a 38,000 square feet yard. As such, a substantial portion of our assets and the assets of our directors and executive officers are located outside the United States. Also, upon effectiveness of the appointment of the new members to our board of directors, all of our directors and executive officers will reside outside of the United States. As a result, except as described below, it may not be possible for present or future investors in our securities to effect service of process within the United States upon such persons, or to enforce against them or against us in United States courts a judgment obtained in United States courts based upon the civil liability provisions of the federal securities laws of the United States. No treaty exists between the United States and Italy for the reciprocal enforcement of foreign judgments. Italian courts, however, have enforced judgments rendered by courts in the United States by virtue of the legal principles of reciprocity and comity, subject to review in Italy of such judgment in order to determine whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. A request for enforcement in Italy of a foreign judgment may be objected and/or opposed in Italy in accordance with the provisions of the Italian Civil Procedural Code. Nevertheless, in the absence of a treaty, there could be doubt as to the enforceability, in original actions in Italian courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Italian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the federal securities laws of the United States. In addition, it could be necessary for present or future investors in our securities to comply with certain procedures under the Italian Civil Procedural Code, in order to file a lawsuit in an Italian court.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This Report contains some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend,” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under “Our Business”, “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations”, as well as in this Report generally. In particular, these include statements relating to future actions, prospective product approvals, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

These forward-looking statements include, among other things, statements relating to:

•	our business being exposed to risks associated with the weakened global economy and political conditions;

•
the illegal behavior by any of our employees or agents could have a material adverse impact on our consolidated operating results, cash flows, and financial position as well as on our reputation and our ability to do business;

•	operations in emerging markets expose us to risks associated with conditions in those markets;

•	our undertaking long-term, fixed price or turnkey projects exposes our businesses to risk of loss should our actual costs exceed our estimated or budgeted costs;

•	our international operations expose us to the risk of fluctuations in currency exchange rates;

•	our discussions of accounting policies and estimates;

•	increases in costs or limitation of supplies of raw materials may adversely affect our financial performance;

•	indicated trends in the level of oil and gas exploration and production and the effect of such conditions on our results of operations (see “—Our Industry”);

•	future uses of and requirements for financial resources (see “—Liquidity and Working Capital”);

•	impact of bookings on future revenues and anticipated backlog levels (see “—Contracting and Backlog”);

•	our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

•	our ability to maintain or increase our market share in the competitive markets in which we do business;

•	our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

•	our ability to diversify our services and product offerings and capture new market opportunities;

•	our ability to source our needs for skilled labor, machinery and raw materials economically;

•	the loss of key members of our senior management; and

•	uncertainties with respect to legal and regulatory environment.

Any or all of our forward-looking statements in this Report may turn out to be inaccurate, as a result of inaccurate assumptions we might make or known or unknown risks or uncertainties. Therefore, although we believe that these statements are based upon reasonable assumptions, including projections of operating margins, earnings, cash flows, working capital, capital expenditures and other projections, no forward-looking statement can be guaranteed. Our forward-looking statements are not guarantees of future performance, and actual results or developments may differ materially from the expectations they express. You should not place undue reliance on these forward-looking statements. Actual results may differ materially from those in the forward-looking statements contained in this Report for reasons including, but not limited to: market factors such as pricing and demand for petroleum related products, the level of petroleum industry exploration and production expenditures, the effects of competition, the availability of a skilled labor force, world economic conditions, the level of drilling activity, the legislative environment in the United States and other countries, energy policies of OPEC, conflict involving the United States or in major petroleum producing or consuming regions, acts of war or terrorism, technological advances that could lower overall finding and development costs for oil and gas, weather patterns and the overall condition of capital markets in countries in which we operate.

Information regarding market and industry statistics contained in this Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of this data. Forecasts and other forward-looking information obtained from these sources are subject to these qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

These statements also represent our estimates and assumptions only as of the date that they were made and we expressly disclaim any duty to provide updates to them or the estimates and assumptions associated with them after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

We undertake no obligation to publicly update any predictive statement in this Report, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures we make in reports we file with the SEC on Form 10-K, Form 10-Q and Form 8-K.

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2010, we entered into a share exchange agreement (or the “Share Exchange Agreement”), with ITP Oil & Gas International S.A. (or “ITP Lux”) and Orange Capital Corp. (or “Orange”), pursuant to which on the closing of such transaction, we acquired 100% of the issued and outstanding capital stock of ITP in exchange for 34,000,000 shares of our common stock par value $0.001 (“Common Stock”) issued to ITP-Lux which represent 94% of our issued and outstanding capital stock as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement (or the “Share Exchange”). On December 22, 2010 we had authorized 100,000,000 shares of Common Stock, and 20,000,000 shares of preferred stock par value $0.001 (“Preferred Stock”). In addition, pursuant to the Share Exchange Agreement, we agreed to issue to Orange the following:

•	541,613 warrants to purchase an equal number of shares of our Common Stock, expiring on April 29, 2015, at an exercise price of $2.08 per share of Common Stock, and

•	541,613 warrants to purchase an equal number of shares of our Common Stock, expiring on April 29, 2015, at an exercise price of $2.77 per share of Common Stock.

In performance of the terms of the Share Exchange Agreement, as amended on March 25, 2011, among other matters, we:

•      Effectuated a reverse stock split of the Company’s issued and outstanding shares at a ratio of 1 for 2.4, which became effective on March 21, 2011, decreased the number of authorized shares of Common Stock by the same proportion from 100,000,000 to 41,666,667 shares of Common Stock, and decreased the number of authorized shares of Preferred Stock by the same proportion from 20,000,000 shares to 8,333,333 shares of Preferred Stock. As a result of the reverse stock split, every 2.4 shares of the Company’s Common Stock issued and outstanding immediately prior to the effective time for the stock split was combined and reclassified into one share of Common Stock.  Fractional shares of Common Stock resulting from the reverse stock split were rounded up to the next whole share;

•      Canceled 3,166,667 (on a post reverse stock split basis) shares of restricted Common Stock issued by the Company to Charles El-Moussa, our former president; and

•      On February 26, 2011, we incorporated a wholly-owned subsidiary in the State of Nevada under the name of “ITP Energy Corporation” and on March 21, 2011, we entered into a merger agreement with “ITP Energy Corporation” pursuant to which we were the surviving corporation but adopted the name of the dissolving subsidiary.

For more information relating to our acquisition of ITP and its business, please refer to Item 2.01 of this Report.

Item 2.01 Completion of Acquisition or Disposition of Assets

As a result of the closing of the Share Exchange Agreement referenced in Item 1.01, on April 29, 2011 we acquired the business of ITP and the ITP Group. In accordance with ASC 805-40 and Topic 12 of the Financial Reporting Manual of the SEC’s Division of Corporate Finance, in the case referred herein, our acquisition of the business of ITP has resulted in the owners and management of ITP acquiring actual voting and operating control of the combined company.  The SEC’s staff considers a public shell reverse acquisition to be a capital transaction in substance, rather than a business combination.  That is, the transaction has been considered a reverse recapitalization, equivalent to the issuance of stock by ITP for our net monetary assets, accompanied by a recapitalization.

For accounting purposes, in a transaction like the one herein referred, which is accounted for as either a reverse acquisition or reverse recapitalization, the legal acquiree – ITP – has been treated as the continuing reporting entity that acquired us (the legal acquirer).  Furthermore, this and future reports that should be filed by us after the reverse acquisition or reverse recapitalization will parallel the financial reporting required under GAAP—as if ITP - the accounting acquirer – were our legal successor in connection with our reporting obligation – as registrant - as of the date of the acquisition. ITP, as the accounting acquirer, is considered, as of the date of the closing of the Share Exchange Agreement, to be our predecessor as a registrant. The assets and liabilities of ITP have been brought forward at their book value and no goodwill has been recognized.

As a result of the acquisition, our consolidated subsidiaries now include the following wholly owned subsidiaries, sometimes collectively referred to herein as our “Operating Subsidiaries”:

Subsidiary	Country of Incorporation	Company’s controlling interests (%)	Functional Currency	Consolidated in
Benelli Oil & Gas S.r.l.(1)	Italy	51% 100%	Euro	2009 2010
ITP Chartering S.r.l.	Italy	99%	Euro	2009, 2010
ITP Group Brno s.r.o.(2)	Czech Republic	100%	CZK	2010
ITP Real Estate LLC	USA	100%	USD	2008, 2009, 2010
ITP Surface Equipment PTE Ltd.(3)	Singapore	100%	USD	2010
Vignati Fitting S.r.l.	Italy	100%	Euro	2008, 2009, 2010
Surface Equipment Corporation	USA	100%	USD	2008, 2009, 2010

(1)
Benelli Oil & Gas S.r.l. merged with ITP Benelli S.p.A. effective January 1, 2010. As indicated in Note 4 to the Consolidated Financial Statements, Benelli Oil & Gas S.r.l. is consolidated beginning from December 2009, when ITP obtained control.

(2)	ITP Group Brno S.r.o. was acquired on January 20, 2010 and consolidated starting from January 20, 2010.

(3)	The subsidiary ITP Surface Equipment PTE Ltd., is a dormant company which is held in order to undertake strategic commercial plans in Asia starting in 2011.

As a result of the Share Exchange Agreement, we ceased being a shell company under the definition of Rule 12b-2 of the Exchange Act and we have included in this Report the information on our Company that would be required if we were filing a general form for registration of securities on Form 10.

FORM 10 INFORMATION

As disclosed elsewhere in this Report, on April 29, 2011, pursuant to the Share Exchange Agreement we acquired ITP in a reverse acquisition transaction.  Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 upon consummation of the transaction.

 Accordingly, we are providing in the following pages the information that would be included in a Form 10 if we were to file a Form 10.  Please note that the information provided below relates to the combined enterprises after the acquisition of ITP, except that information relating to periods prior to the date of the reverse acquisition only relate to ITP and its consolidated subsidiaries unless otherwise specifically indicated.

BUSINESS

Corporate History and Background

Our Corporate History From Inception to Our Acquisition of ITP

ITP Energy Corporation was originally incorporated under the laws of the State of Nevada on June 8, 2004 under the name of Netfone, Inc.  From inception of our business to March 7, 2007, we were engaged in the development of communication technology and services for internet protocol (or “IP”), telephony and video applications. This business plan was abandoned due to declining margins and increased competition in the field. During our 2007 fiscal year, management determined that the voice over IP market was becoming increasingly competitive with diminishing margins. In addition, we could not secure additional financing in order to allow our then subsidiary, Netfone Services, Inc. (or “Netfone Services”), to market its products, pay support staff or maintain equipment, nor did we have the resources to acquire for our Company directly or for our directors, insurance covering our and their potential liability arising from 911 emergency calls which were expected to be handled by the then proposed business.  In light of this determination, on March 8, 2007 we sold all of the shares of NetFone Services to Portal One Systems, Inc. (or “Portal”) for $25,000.00 plus CDN $25,662.00 in liabilities for consulting services which were assumed by Netfone Services. Thereafter, our Company became dormant and remained a “shell company” and began actively seeking a business combination through the acquisition of, or merger with, an operating business.

As a result of our reverse acquisition of ITP, we are no longer a shell company and we are currently engaged in active business operations.

Corporate History of ITP

ITP was established on June 5, 2001 as a heavy engineering company under the laws of Italy in the form of a limited liability company (Societa’ a Responsabilita’ Limitata) and then on December 22, 2009, was transformed into a joint stock corporation (Societa’ per Azioni), currently having a paid up capital of €5 million (representing approximately $7.3 million at the year ended December 31, 2010). ITP started its business activities as a skid and packages provider. In 2005, ITP acquired FATA EHS S.r.l. (then a subsidiary of the Italian state-owned Finmeccanica holding engaged in the engineering business, mainly focused on the Russian market) and in 2007 FATA EHS S.r.l. merged into ITP. During 2007, ITP acquired Surface Equipment Corporation, a U.S. based manufacturer of ASME Code pressure vessels for the oil and gas industry, which holds both ASME and Chinese SQL fabrication licenses, and ITP also acquired Vignati Fitting S.r.l., an Italian company engaged in the manufacturing of valves at its factory located approximately 25 miles outside of Milan, Italy. Also during 2007, the subsidiary ITP Real Estate LLC was established in order to manage certain properties owned by Surface Equipment Corporation, another subsidiary of ITP. In 2008, ITP entered the engineering procurement and construction business (or “EPC”) through the development of small oil and gas plants. During 2009 and early 2010, ITP’s subsidiaries ITP Group Brno s.r.o. and ITP Surface Equipment PTE were established to expand operations into Eastern Europe and into the Asian market, respectively. At the end of 2009, ITP acquired a majority ownership and control of Benelli Oil & Gas, S.r.l., an Italian corporation based in Ravenna and engaged in the engineering and supply of skid packaged units and entered into agreements to acquire the remaining equity of Benelli Oil & Gas, S.r.l. In December 2010, ITP subsequently merged with Benelli Oil & Gas, S.r.l. and ITP was renamed ITP Benelli S.p.A. Prior to being acquired by ITP, Benelli Oil & Gas, S.r.l. had been established to purchase various business assets of Sadelmi S.p.A., an Italian company then in bankruptcy reorganization. With the acquisition of Benelli Oil & Gas, S.r.l., ITP incorporated to its organization 45 highly skilled engineers and technicians, 35,000 square feet of under crane fabrication area, 30,000 square feet of open yard and 38,000 square feet of marine yard on the Adriatic coast for shipping of heavy load equipment. The office, workshop and yard facilities in Ravenna are leased. Also, during 2010, ITP acquired certain assets from Nicola & Albia S.r.l., an Italian limited liability company currently under liquidation and formerly engaged in the production of pressure vessels and heat exchangers. The assets acquired included the name Nicola & Albia, its associated trademarks, the rights to various certifications and production facilities.

From the operations perspective, the highlights for ITP commence in 2001 with its first contract awarded by Fayum Gas Company, a subsidiary of Shell Gas BV, for the construction of two gas treatment units.  In 2005, ITP was awarded a contract by Khalda Petroleum Co., a joint venture between Apache Corporation and the Egyptian National Petroleum Corporation.  Before the end of 2008, ITP was awarded another contract by Khalda Petroleum Co. for the fabrication of slug catcher facilities in the Egyptian Western Desert, which project was worth approximately $45 million.

The graphic below represents the various entities which form part of the ITP Group together with information relating to their respective country of incorporation and physical location.

Our Business

We are an engineering, procurement and construction contractor that provides design, fabrication and installation of specialized equipment, sets of specialized equipment known as “packages” or “skids” and production plants, for the oil and gas industry and top engineering companies.  Through our subsidiaries, we have designed, manufactured and marketed oil and gas production equipment and systems, mainly for the oil and gas production separation process. Our products and services are used for the separation of unprocessed hydrocarbon fluids into sellable oil and gas.

Separation and decontamination of a production stream is needed at almost every hydrocarbon producing well in order to meet the specifications and environmental requirements of transporters and end users. We provide equipment, systems and services used in the production of crude oil and natural gas to separate oil, gas and water within a production stream and to remove contaminants. ITP products are installed both on onshore facilities and in offshore floating production, storage and offloading vessels. ITP products and services are also deployed in downstream operations, mainly refineries.  In the upstream phase (as it is generally referred to production activities more closely associated with the reservoir and the well head), our products and services have been deployed in wellhead completion, collection center, the first treatment unit and the process treatment unit.  In the downstream phase (as it is generally referred to production activities more closely associated with oil and gas after they have left the well head), our product and services have been deployed in refining units, pipeline, LNG liquefaction and electric generation.

We design and manufacture a diverse line of production equipment including, among other items: separators, which separate production streams into oil, gas and water; heaters, which prevent hydrates from forming in gas streams and reduce the viscosity of oil; dehydration and desalting units, which remove water and salt from oil and gas; gas conditioning units and membrane separation systems, which remove carbon dioxide and other contaminants from gas streams; water processing systems, which include systems for water re-injection, oily water treatment and other treatment applications; liquid measurement and metering systems which allow accurate custody transfer of product streams; and control systems, which monitor and control production and other equipment.

We own and operate three equipment production facilities in Italy.  A facility located in Cassina de’ Pecchi (in the vicinity of Milan) with a 75,347 square feet fabrication shop; a facility located in Ravenna, with a 30,000 square feet fabrication shop; and a facility located in Moscazzano (in the vicinity of Cremona) with a 32,291 square feet fabrication shop. We also own and operate an equipment production facility in Kilgore, State of Texas, in the United States, with 62,136 square feet of fabrication shops.

Our administrative headquarters are located in Rome, Italy. In addition to our headquarters, we have a total of four offices located in Kilgore (Texas), Brno (Czech Republic), Moscazzano (Italy) and Ravenna (Italy), one industrial yard located in Ravenna (Italy) and another in Batam (Indonesia).  We believe that, among our peers, we are positioned as a highly integrated but flexible and reactive service and equipment provider. We have achieved our recognition as a skids and packager supplier by maintaining a cost effective structure and offering a broad range of quality products.

Our products and services are marketed primarily through our internal business development staff from our sales offices and are supported by third party agents, and representatives. The sales permanent force relies primarily upon sales managers and proposal managers in Italy, Texas and Brno (Czech Republic), and upon sales agents in Egypt, Korea, Nigeria, UAE and Azerbaijan.

We operate as a single business and we are generally capable of providing our services and manufacturing of most of our products from any one of our production facilities. Our products and services are provided to our customers on an “on demand” basis, are generally tailor made for each specific order or project and can be integrated by one or more of the following components, depending on the level of integration:

•
EPC Oil & Gas Solutions.  Our EPC Oil & Gas Solutions represent our most comprehensive and integrated service and product offering, including built-to-order systems and related activities featuring oil, water and gas technologies and heat exchange process. For these types of services, to date, our primary focus has been on projects in the €20 million to €30 million range (approximately $26.8 million to $40.2 million), with a future target range of around €80 to €100 million (approximately $107.2 million to $134 million), and other fast track projects. Fast track projects are those that entail relatively fast execution (approximately six months).  During 2010 and 2009, revenues from these activities represented an estimated 9% and 34% of our revenues, respectively.

We design, engineer, procure, fabricate, manufacture and manage engineered systems using our own facilities or third-party subcontractors for upstream and downstream oil and gas projects throughout the world and provide start-up services for our custom-made engineered products. Engineered systems typically require a significant amount of technology, engineering, procurement, fabrication and project management. We utilize a project delivery system designed to integrate these functions into a predictable process with integrated project management capabilities that provide effective risk management and timely delivery of a high quality product within budget.

Our EPC Oil & Gas Solutions product offerings include:

o	Oil and Gas Processing Trains. These consist of multiple units that process oil and gas from primary separation through contaminant removal.

o
Offshore Production Systems. These consist of large skid-mounted processing units used in conjunction with fixed offshore platforms, semi-submersible floating systems, floating, production, storage and offloading (FPSO) vessels and other floating production vessels.

o
Dehydration and Desalting System for Upstream and Downstream Applications. We believe that we are a leading developer of electrostatic technologies for oil treating and desalting. Some of our dehydration and desalting technologies, like Electro-Dynamic® Desalter and Dual Frequency® desalters, are well suited for oil refineries, where stringent desalting requirements are growing increasingly important. The requirements have increased as crude quality has changed and catalysts have become more sensitive and sophisticated, requiring lower levels of contaminants.

o
Water Injection Systems. We provide water injection systems used both onshore and offshore to remove contaminants from water which will be injected into a reservoir during production so that the formation or its production characteristics are not adversely affected. These systems may involve media and cartridge filters, de-aeration, chemical injection and sulfate removal.

o
Produced Water Cleanup Systems. We design and engineer systems that use liquid/liquid hydrocyclone technology and induced or dissolved gas flotation technology, to remove oil and solids from a produced water stream. Oily water cleanup is often required prior to the disposal or re-injection of produced water.

o
Gas Processing Equipment. We offer standard and engineered processing equipment for the extraction of liquid hydrocarbons to meet feed gas and liquid product requirements. We manufacture several standard mechanical refrigeration units for the recovery of salable hydrocarbon liquids from gas streams.

o
Other Downstream Applications. We offer various technologies that have crossover applications in the refinery and petrochemical sectors particularly for oil and water treating. We also design and supply process facilities to hydrogen generation and purification refineries, petrochemical plants and industrial gas suppliers. In addition, our Dispersed Oil Extractor (DOX®) technology cleans both heavy and light dispersed oil from water, which is beneficial to ethylene processors.

o
Other Proprietary Equipment. We design and supply a broad range of proprietary equipment that may be part of a larger system or may be sold separately to customers for applications in oil and gas projects or in retrofit applications. Such equipment includes wellhead desanders, sand cleaning facilities, sand separators and specialty oil heaters.

o
Carbon Dioxide Removal. We manufacture gas processing facilities for the removal of carbon dioxide from hydrocarbon streams. These facilities use our proprietary Cynara® membrane technology which provides one of the more effective separation solutions for hydrocarbon streams containing high concentration of carbon dioxide.

•
Skids and Packages.  Our Skids & Packages solutions represent our second or mid-level of service and product integration, including the fabrication and sales of skids and packages, including both “process packaging” and “instrument packaging”, as well as field services associated with repair, maintenance, inspection and testing of onshore and offshore systems. Skids and packages are combinations of various equipments designed in packages or modules that are light enough to be lifted onto an offshore platform by a platform crane. Among its packager peers, ITP positions itself as a highly integrated player with a limited revenues size. ITP’s packager competitors include Natco, ProSep, Renco, Vincotte, Merichem, Siirtec Nigi, Sices Group, RepCo, Comart, Ecis Group and Forain. During 2010 and 2009, revenues from these activities represented an estimated 76% and 32% of our revenues, respectively.

From this perspective, our product offerings would include:

o
Process Packaging. Includes the provision of the following: Gas Dehydration Packages and Associated Regeneration Systems (glycol and molecular sieves); Oil Treatment Trains; Gas Sweetening Packages; Fuel Gas Packages; and Oil & Gas Filtration and Separation Packages and Systems.

o	Instrumentation Packages. Includes the provision of Oil & Gas Fiscal Metering Systems; Well Head Control Panels; and Prefabricated Cabins (local control rooms, analyzing shelters, among others).

•
Equipment.  Our Equipment product offering represents the level of least product integration among our product and services, and includes sales and related activities associated with the manufacture and sale of pressure vessels, heat exchangers, API ball valves, and other standard and traditional oil and gas upstream and wellhead production and processing equipment, replacement parts, refurbished equipment and aftermarket parts sales and associated services, for the oil and gas industry, generally. During 2010 and 2009, revenues from these activities represented an estimated 24% and 34% of our revenues, respectively.

Equipment built for these markets typically is based on standardized designs or variations of standardized equipment requiring limited customized engineering. We market standard and traditional production equipment and services throughout Europe, the U.S., Egypt and the Middle East.  We have recently began to offer these products in Russia, Byelorussia, Australia, South East Asia and Latin America.

Our equipment production includes:

o
Pressure Vessels. We manufacture pressure vessels at our facilities located at Moscazzano, Cassina de’ Pecchi and at Kilgore, Texas.  A pressure vessel is a closed container or storage tank designed to hold gasses or liquids at a pressure substantially different from the ambient or external pressure. The pressure vessels we manufacture can be made from carbon or stainless steel and from other more sophisticated materials and are typically used in various kinds of oil and gas treatment facilities. These vessels are typically large structures that when completed can weight up to several hundred tons per vessel.

o
Heat Exchangers. We manufacture heat exchangers at our facilities located at Cassina de’ Pecchi. A heat exchanger is equipment built for the efficient heat transfer from one medium to another. The media may be separated by a solid wall, so that they never mix, or they may be in direct contact.  In general, heat exchangers are widely used in industry both for cooling and heating large scale industrial processes. The type and size of heat exchanger used can be tailored to suit a process depending on the type of fluid, its phase, temperature, density, viscosity, pressures, chemical composition and various other thermodynamic properties. In many industrial processes where there is waste of energy or a heat stream that is being exhausted, heat exchangers can be used to recover this heat and put it to use by heating a different stream in the process. This practice can translate into financial economy in the industry, as the heat supplied to other streams from the heat exchangers would otherwise have to come from an external source, which may be more expensive and more harmful to the environment.

o
American Petroleum Institute (API) Ball Valves. We manufacture API ball valves at our facilities located at Moscazzano.  In general, a ball valve is a valve in which the part of the valve that controls the flow through it is made by a spherical disc located inside the valve.  The sphere has a hole, or port, through the middle so that when the port is in line with both ends of the valve, flow through the valve will occur. When the valve is closed, the hole is perpendicular to the ends of the valve, and flow is blocked. The handle or lever will be inline with the port position letting the user “see” the valve’s position.  Ball valves do not offer the fine control that may be necessary in throttling applications but are sometimes used for this purpose.  Ball valves are used extensively in industry because they are very versatile, supporting pressures up to 700 bars and temperatures up to 200°C. Sizes typically range from 0.5 cm to 30 cm. They are easy to repair and operate.

The ball valves that we manufacture are produced in accordance with the standards issued by the American Petroleum Institute (API). These standards seek to enhance the safety of industry operations, assure a quality standard, help keep costs down, reduce waste, and minimize confusion.  Since 1924, the American Petroleum Institute (API) produces standards, recommended practices, specifications, codes and technical publications, reports and studies that cover each segment of the industry. These standards promote the use of safe, interchangeable equipment and operations through the use of proven, sound engineering practices as well as help reduce regulatory compliance costs, and in conjunction with API’s Quality Programs, many of these standards form the basis of API certification programs.

The API ball valves that we manufacture are fabricated from carbon or stainless steel, duplex and are designed for pressure ranging from eight to 300 bars and are mainly used in the oil and gas industry as part of the piping system to open or isolate pipelines.  The valves that we manufacture are for use in pipes ranging in size from ½” to 16” in diameter.

•
Parts, Service and Training. Finally, we also provide replacement parts for our own equipment. Each branch office in our marketing network also serves as a local parts and service business. In addition, while not representing a relevant source of income, we offer operational training to the oil and gas production industry, which provides an additional marketing tool for our other products and services.

Geographic Client Distribution

Our group principal offices and headquarters are located in Rome, Italy.  Three of our four production facilities are located in Italy and the fourth facility is located in Kilmore, Texas, in the United States. However 50% of our total manpower of approximately 220 people is working in Kilmore, Texas. Our clients have historically been distributed among the following four geographic segments: Italy, the United States, Egypt and the Middle East, and rest of the world.  However, in many cases, notwithstanding the location of our clients, our products are purchased for commissioning and use in other countries outside of the geographic segment in which we report such revenue.

For additional financial information about our geographic revenue distribution, see Note 5 to our consolidated financial statements included in this Report. Our clients are located in various places around the world.  The distribution of our revenues by geographic area were as follows for the past three fiscal years:

	Year Ended December 31,
	2010	%	2009	%	2008	%
	(in $ thousands)

Italy	$16,113	25.3	$1,056	3.3	$5,788	12.4
United States	13,042	20.5	8,530	27.0	10,241	21.9
Egypt and the Middle East	13,797	21.7	20,919	66.2	25,863	55.3
The rest of the world	20,691	32.5	1,122	3.5	4,840	10.4
	$63,642	100%	$31,626	100%	$46,731	100%

ITP’s net income (loss) by geographic area are as follows for the past three fiscal years:

	Year Ended December 31,
	2010	%	2009	%	2008	%
	(in $ thousands)

Italy	$95	4.7	$11	1.1	$37	10.7
United States	(615)	-27.6	(50)	-5.0	74	21.3
Egypt and the Middle East	758	34.0	1,035	103.9	236	68.0
The rest of the world	1,990	89.3	-	-	-	-
	$2,228	100%	$996	100%	$347	100%

Italy

Sales to customers in Italy accounted for an estimated 25.3% of our consolidated sales during 2010, an estimated 3.3% during 2009 and an estimated 12.4% during 2008.  See also in this Report the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2010 and 2009” and “—Results of Operations for the Year Ended December 31, 2009 and 2008.”

Most of ITP’s Italian customers are located in northern Italy.  However, EPC Oil & Gas Solutions are mainly sold in Italy to Italian entities but are for export to businesses engaged in oil and gas production in various other countries.  Based on the information we receive from our clients regarding the final destination of products sold to our Italian clients, we estimate that our Italian revenues can be further broken down as follows:

	Year ended December 31, 2010
Distribution of Italian revenues	(in $ thousands)	(As a % of Italian Total)

Domestic Italian projects	$5,970	37
Exports to:
Algeria	5,001	31
Kazakhstan	1,105	7
United Arab Emirates	1,051	7
Belarus	845	5
Various other countries	2,138	13
	$16,113	100%

ITP’s largest customers in Italy are Saipem (ENI Group) and Ansaldo Energia (Finmeccanica Group), a subsidiary of General Electric, representing 40% and 23%, respectively, of our Italian revenues during 2010.

United States

Sales to our customers in the U.S. accounted for an estimated 20.5% of our consolidated sales during 2010, an estimated 27.0% during 2009 and an estimated 21.9% during 2008. See also in this Report the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2010 and 2009” and “—Results of Operations for the Year Ended December 31, 2009 and 2008.”

Most of our U.S. customers are engaged in oil and gas and are serviced by our U.S. wholly-owned subsidiary, Surface Equipment Corp., which produces pressure vessels and skid mounted packages.

Egypt and Middle East

Egypt and the Middle East segments are aggregated into a single reporting segment due to the proximity of regions, similarities in the nature of services provided, economic characteristics, and oversight responsibilities. Sales to our customers in Egypt and the Middle East accounted for 21.7% of our consolidated sales during 2010, 66.2% during 2009 and 55.3% during 2008. See also in this Report the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2010 and 2009” and “—Results of Operations for the Year Ended December 31, 2009 and 2008.”

Historically, our principal customers in Egypt and the Middle East have been western based joint ventures with oil and gas operations in this region.  In this region, all of our three operating segments have experienced had important business activity.

Rest of the World

Sales to our customers in the rest of the world accounted for an estimated 32.5% of our consolidated sales during 2010, 3.5% during 2009 and 10.4% during 2008. See also in this Report the discussion under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations for the Year Ended December 31, 2010 and 2009” and “—Results of Operations for the Year Ended December 31, 2009 and 2008.”

Our customers in the rest of the world comprise smaller accounts and smaller projects for which our flexibility and fast track execution capabilities allow us to present for them rapid execution solutions.  During 2010, we derived important business from Belarus, Cyprus, Korea, Denmark, Japan, Kazakhstan, Malaysia, the Netherlands, Portugal, and Switzerland.

We own substantial long-lived assets in various regions of the world.  By region, the book value after depreciation of our long-lived assets is distributed as follows for the past three fiscal years:

	Year Ended December 31,
	2010	%	2009	%	2008	%
	(in $ thousands)

Italy	$11,443	71.7	$4,984	53.1	$4,182	49.2
United States	4,469	28.0	4,396	46.9	4,317	50.8
Other countries	39	0.3	-	-	-	-
	15,952	100	9,380	100	8,499	100

Our Industry

According to the December 2009 European Oil Services annual study conducted by Deutsche Bank, global oil and gas capital expenditure in 2009 was of approximately $625 billion, with engineering and construction capital expenditure accounting for approximately 60%. Demand for oil and gas production equipment and services is driven primarily by:

•	levels of production of oil and gas in response to worldwide demand;

•	the discovery of new oil and gas fields;

•	the changing production profiles of existing fields (meaning the mix of oil, gas and water in the hydrocarbon stream and the level of contaminants); and

•	the quality of new hydrocarbon production.

Generally, oil and gas exploration and production companies reduce exploration and development activity during periods of weak oil prices and demand and increase this activity during periods of strong oil prices and demand. The extent to which the revenues of our industry increase depends upon the success of the exploration efforts. In general, these revenue increases lag expansion of exploration and development capital budgets in times of recovery in the oil and gas industry. These lag times can be up to several years in offshore operations but are generally shorter for onshore operations.

Changing production profiles in existing fields also increase the demand for products and services in our industry. As existing fields are reworked or enhanced recovery methods are employed, additional and more complex equipment may be required to produce oil and gas from these fields. This can result from:

•	changes in the mix of oil and gas produced by the field; or

•	an increase in water, carbon dioxide or other naturally occurring contaminants or as the result of enhanced recovery techniques.

In addition, many new oil and gas fields contain lower quality hydrocarbon streams that require more complex production equipment. Examples include carbon dioxide rich formations in West Texas and Southeast Asia and heavy crude in Western Canada and in the Orinoco Delta in Venezuela.

According to the Deutsche Bank study quoted above, total oil and gas global capital expenditure was expected to decline by approximately 3% between 2009 and 2011. Since mid-2008 a prolonged worldwide recession that has only recently shown signs of recovery has resulted in a decrease in worldwide demand for hydrocarbons, causing many oil and natural gas companies to curtail capital spending for exploration and development.  Despite the current financial market and economic environment, we continued to experience strong demand for our services as reflected in our results for 2009 and the first three quarters of 2010.  We believe that this demand was in part driven by the strong bargaining power and low plant prices (which may have caused certain oil & gas companies, mainly in the United Arabs Emirates, to continue to invest during the global crisis), and also driven by increased domestic and international new construction activities, the capital budgets for many of which had already been committed prior to the end of 2008. Although there is some evidence that the worldwide economy is beginning to emerge from recession, capital spending by oil and natural gas producers decreased in 2009 and 2010 and therefore, it is difficult to predict to what extent these events will affect our overall activity level in 2011. According to the International Monetary Fund (“IMF”), as of April 11, 2011 the global recovery is gaining strength and the IMF forecasted global growth to reach 4.5% in both 2011 and 2012, of which developing Asia is expected to have the highest gross domestic product growth.  According to the Energy Information Administration, as of April 12, 2011, oil markets are expected to continue to tighten over the next two years given expected robust growth in world oil demand and slow growth in supply from non-Organization of the Petroleum Exporting Countries (non-OPEC) countries.

According to the International Energy Agency, oil and gas consumption is expected to grow worldwide, with consumption of natural gas gaining share as a source of electricity generation, mainly because of environmental sustainability issues. Gas has lower total costs and burns cleaner than other fossil fuels used in electricity generation.  Also, as a consequence of more stringent regulations, governments and companies have reduced flared gas emissions and significant investments have been undertaken to keep on reducing flared gas.  Among upstream operations, capital expenditure in deepwater activities is expected to be the fastest growing segment because existing onshore and shallow water oil and gas reserves have largely been depleted. By region, the Middle East (Saudi Arabia, Kuwait and the United Arab Emirates), South East Asia (Australia and India), Africa (Ghana, Egypt, Angola and Nigeria) and Brazil, should emerge as the primary drivers of capital expenditure. In the projects we may become involved, typically there is an approximately eight to twelve months period between the starting date of an engineering procurement and construction project and the time when our services become relevant. Therefore, the increase in the volume of new orders experienced in the second semester of 2010 will be reflected in engineering procurement and construction activity during 2011 and 2012.

Key Indicators and Performance Metrics

Commodity prices.  Our business is dependent upon the level of capital expenditures by oil and natural gas companies for offshore exploration, development and production operations. The willingness of oil and natural gas companies to make capital expenditures for exploration and development is generally dependent upon oil and natural gas prices, which can have considerable volatility. If prices remain at their current levels for a sustained period, we would expect a positive impact on our business. The following table sets forth U.S. oil and natural gas prices for the last three years:

	Year Ended December 31,			Increase/(Decrease)
	2010	2009	2008	2010 to 2009	2009 to 2008

U.S. natural gas price (1)	$4.16	$3.66	$7.15	$13%	$-51%

Nymex oil price(2)	$71.21	$53.48	$91.48	$33%	$-37%

(1) Annual average of the Henry Hub natural gas daily average spot price (the midpoint index price per Mmbtu for deliveries into a specific pipeline as reported by Bloomberg Financial L.P. in the “Daily Price Survey” table).

(2) Annual average of NYMEX West Texas Intermediate near month crude oil daily average contract price per barrel.

Business Strategy

Our primary objective is to grow our business on both organic and extraordinary opportunities.  We intend to achieve this goal by pursuing the following strategies:

•
Global Reach. We have successfully operated in the international markets. We intend to continue expanding internationally in targeted geographic regions, such as Russia, Byelorussia, Australia, South East Asia and Latin America. The final destination of 63% of our sales by revenues made to Italian customers is for export. In general, international sales (sales to end users based in countries other than Italy) provided 75% and 96% of our total revenues for the years ended December 31, 2010 and 2009, respectively. Our engineering and project management offices located in Italy, the U.S. and the Czech Republic are fully integrated “Execution Centers” working in concert with our global supply chain management and marketing groups to provide more seamless solutions to customers around the world.

•
Increase EPC Positioning in Oil & Gas companies. ITP started its activities as a skid mounted packages provider. Due to strong dependency on suppliers, ITP decided to back-integrate into equipment production. Over the course of the last three years, ITP entered the market of EPC oil & gas plants, operating as an Engineering and Procurement Contractor. ITP intends to position itself as an Engineering and Procurement Contractor for oil and gas companies and big refineries.  We have been recently awarded a $30 million EPC contract for the Naftan Refinery in Belarus.

•
Expand into High-Growth International Markets.  Several international regions, such as Russia, Byelorussia, Latin America, the Middle East and Southeast Asia, offer excellent growth potential over the long term attributable to anticipated future increases in upstream capital spending, and the highly fragmented nature of the existing marine contracting markets.

•
Increase Vertical Integration and Size Through Acquisitions. Over the last years, we have been rapidly growing through an aggressive acquisition strategy. In order to reach a critical mass and the ability to position our company as an EPC contractor, we will continue to focus on acquisition of businesses that are complementary to ours therefore integrating the production of other strategic equipment. Also, we continually evaluate potential acquisition opportunities that could provide us with a more meaningful presence in the markets we currently operate and in the markets we seek to expand into. Integration has also its disadvantages, mainly in an economic downturn, where high fixed costs can undermine the profitability of a highly integrated business. In a growing market scenario, an integrated Engineering Procurement Contractor may sell equipment to other Engineering and Procurement Contractors as well as to oil & gas contractors at competitive prices. Our goal is to leverage our operating capabilities, international experience, customer relationships and acquisition expertise in order to support our acquisition strategies.

•
Exploit Fast Track Capabilities.  Timing of delivery is critical in our industry and highly valued by end users.  The ability to deliver equipment in the shortest possible time is crucial for Engineering Procurement Contractors because the time requirements of oil & gas businesses have become increasingly stringent. Oil and gas businesses require precise delivery times in order to plan their activities. We expect to continue to exploit our fast track capabilities due to our vertical integration and our worldwide positioning.

•	Maintain an Efficient Cost Structure. We expect to continue to focus on performance improvement activities through further internalization and integration of previously acquired businesses.

•	Expand into the Alternative Energy Market. We intend to explore opportunities in the alternative energy market for which we are currently submitting offers in the wind energy sector.

Acquisitions, Investments and Divestitures

During 2010 and 2009, ITP invested $14.2 million and $1.5 million in new businesses and joint ventures, respectively. No significant business acquisitions were made during 2008. The amounts exclude changes in cost and equity investments.

The principal acquisition in 2010 related to certain assets and business line of Nicola & Albia S.r.l.

Acquisition from Nicola & Albia S.r.l.

In a series of transactions between April and May, 2010, ITP acquired from Nicola & Albia S.r.l. for approximately $4.8 million (or €3.6 million) an industrial facility located in Cassina de’ Pecchi and the related business operations and assets associated with such facility and assumed approximately $188 thousand (or €141 thousand) in liabilities in part relating to accumulated employee severance obligations under Italian applicable law and other trade payables, outstanding at the time of the acquisition.

The principal acquisition in 2009 was Benelli Oil & Gas S.r.l. and the related acquisition of the Sadelmi Oil and Gas business line.

Acquisition of Benelli Oil & Gas S.r.l. and Sadelmi Business Line

On October 21, 2009, ITP entered into a private transaction with Busi Services S.p.A., an Italian corporation, pursuant to which ITP agreed to acquire all of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l, then a wholly owned subsidiary of Busi Services S.p.A.

Benelli Oil & Gas S.r.l. had been recently incorporated on March 20, 2009 as an Italian corporation based in Ravenna for the purpose of renting and eventually acquiring the business assets and accumulated goodwill in the oil and gas industry of Sadelmi S.p.A., an Italian corporation which was in critical financial conditions and was expected to enter into a judicial reorganization procedure (a “concordato preventivo”) similar to a Chapter 11 reorganization under U.S. bankruptcy laws.

The acquisition by ITP of Benelli Oil & Gas S.r.l. was structured as a two-step process transaction, in order among other things to comply with applicable Italian law as a result of Sadelmi S.p.A.’s critical financial conditions.  First, on December 4, 2009, ITP subscribed for and paid $1.5 million to Benelli Oil & Gas S.r.l. as capital increase representing 51% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l. and ITP also acquired the right and obligation to purchase the remaining 49% of the equity of Benelli Oil & Gas S.r.l. Additionally, ITP agreed to purchase either directly from Sadelmi S.p.A. or through Benelli Oil & Gas S.r.l., certain business assets in the oil and gas industry that Sadelmi S.p.A. had leased to Benelli Oil & Gas S.r.l. on April 29, 2009.

Second, on May 20, 2010, ITP paid $1.4 million to Busi Services S.p.A. in consideration for the remaining 49% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l. and Benelli Oil & Gas S.r.l. paid $9,367 thousand to Busi Services S.p.A. in connection with the purchase of the business assets in the oil and gas industry of Sadelmi S.p.A. which until such day were being operated and rented by Benelli Oil & Gas S.r.l. from Sadelmi S.p.A. pursuant to the business rental agreement entered into on April 29, 2009.

As a consequence of these transactions, Benelli Oil & Gas S.r.l. became a consolidated subsidiary of ITP commencing on December 4, 2009.  Subsequently on December 27, 2010, ITP merged with Benelli Oil & Gas, S.r.l. with ITP as the surviving entity and ITP was renamed ITP Benelli S.p.A. The merger occurred on December 31, 2010 but with accounting effects as of January 1, 2010.

As of December 31, 2009, ITP had consolidated total assets of Benelli Oil & Gas S.r.l. valued at approximately $18 million and had assumed liabilities of approximately $15 million.

With the acquisition of Benelli Oil & Gas, S.r.l., ITP incorporated to its organization 45 highly skilled engineers and technicians, 35,000 square feet of under crane fabrication area, 35,000 square feet of open yard and 100,000 square feet of marine yard on the Adriatic coast for shipping of heavy load equipment.

During 2008, acquisitions were not significant either individually or in aggregate.

Exchange Rates

We report our financial results in U.S. dollars. Due to our global operations, a significant amount of our revenues, expenses, assets and liabilities are denominated in other currencies. As a consequence, movements in exchange rates between currencies may affect:

•	our profitability,

•	the comparability of our results between periods, and

•	the carrying value of our assets and liabilities.

We translate non-U.S. dollar denominated results of operations, assets and liabilities to U.S. dollars in our Consolidated Financial Statements. Balance sheet items are translated to U.S. dollars using year-end currency exchange rates. Income statement and cash flow items are translated to U.S. dollars using the average currency exchange rate over the relevant period.  Equity accounts are translated at the applicable historical exchange rates.

Increases and decreases in the value of the U.S. dollars against other currencies will affect the reported results of operations in our Consolidated Income Statements and the value of certain of our assets and liabilities in our Consolidated Balance Sheets, even if our results of operations or the value of those assets and liabilities have not changed in their original currency. Because of the impact foreign exchange rates have on our reported results of operations and the reported value of our assets and liabilities, changes in foreign exchange rates could significantly affect the comparability of our reported results of operations between periods and result in significant changes to the reported value of our assets, liabilities and shareholders’ equity, as has been the case during the period from 2008 through 2010.

While we operate globally and report our financial results in U.S. dollars, exchange rate movements between the U.S. dollars and the Euro are of particular importance to us due to (i) the location of our significant operations and (ii) our corporate headquarters being in Italy.  Euro is the functional currency for our subsidiaries operating in the Euro zone, while the U.S. dollar is the prevalent functional currency for our subsidiaries that do not use the Euro.

In this Report and in our financial statements, we use the exchange rates between the U.S. dollars and the Euro reported by the Bank of Italy as follows:  For amounts reported as of December 31, 2010, 2009 or 2008, the exchange rates of 1.33, 1.44 and 1.39, respectively have been applied; and for all other amounts, the average exchange rates of 1.34, 1.39 and 1.47, respectively, have been applied during the years ended December 31, 2010, 2009 or 2008.

When we incur expenses that are not denominated in the same currency as the related revenues, foreign exchange rate fluctuations could affect our profitability. In the past, we have not mitigated the impact of exchange rate movements through hedging or derivative transactions, but we may chose to do so in the future.

In 2010, approximately 77% of our consolidated revenues and approximately 76% of our cost of sales and selling, general and administrative expenses, were recorded in Euros.  We also incur expenses other than cost of sales and selling, general and administrative expenses in various currencies.

At December 31, 2010, approximately $19.1 million, representing 96% of our accounts receivables were denominated in Euros.

The results of operations and financial position of our subsidiaries outside of the United States are recorded in the currencies of the countries in which those subsidiaries are located. We refer to these currencies as “local currencies.” Local currency financial information is then translated into U.S. dollars at applicable exchange rates for inclusion in our Consolidated Financial Statements.

The discussion of our results of operations in this Report provides certain information with respect to orders, revenues, earnings before interest and taxes and other measures as reported in U.S. dollars (as well as in local currencies).

While we consider our results of operations as measured in local currencies to be a significant indicator of business performance, local currency information should not be relied upon to the exclusion of U.S. GAAP financial measures. Instead, local currencies reflect an additional measure of comparability and provide a means of viewing aspects of our operations that, when viewed together with the U.S. GAAP results and our reconciliations, provide a more complete understanding of factors and trends affecting the business. Because local currency information is not standardized, it may not be possible to compare our local currency information to other companies’ financial measures that have the same or a similar title. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Contracting and Backlog

Contracting

Oil and gas companies usually appoint an external project manager consultant in order to develop the basic design.  The project manager consultant is also in charge of selecting the engineering procurement and construction contractors and managing the relations with these during the project. Once an engineering procurement and construction contractor is awarded a project, it often divides the project in smaller skids or modules and outsources these to packagers and equipment producers selected from a vendor’s list.  The supplier selection process starts with the oil and gas company providing a general vendor's list to the project manager.  Any entity allowed to purchase goods and services on behalf of an oil and gas company must comply with this list of preferred suppliers.  Usually, a second and more specific list of suppliers may be created for a specific project.  Once a supplier is accredited in the vendor's list, such supplier can participate in the bidding process.  The engineering procurement and construction contractor makes a bid inviting potential suppliers that are already included in the general project vendor's list and then selects it suppliers. Therefore, in order for us to participate in the bidding process, we and our suppliers must be accredited in the relevant vendor's list.

Certifications and solid references are prerequisites to compete in this market. Among the most important certifications are the American Petroleum Institute (“API”), the American Society of Mechanical Engineers (“ASME”) and International Organization for Standardization (“ISO”). The API certification specifies requirements and gives recommendations for the design, manufacturing, testing and documentation of a variety of manufactured products for the oil and gas industry. Similarly, the ASME Codes are used to indicate that the stamped items conform to the latest edition of the ASME regulations regarding boilers and pressure vessels. ISO 9001:2000 and ISO 14001 certify that a company has developed and implemented the quality management system to deliver products that meet customer, statutory and regulatory requirements.

ITP has all the main certifications required. ITP is ISO 9001 - 2001 certified to produce industrial plants and valves and earned the API Spec 6D license to produce ball valves for the oil and gas industry in Moscazzano. Surface Equipment, our subsidiary located in Kilgore, Texas, is certified to manufacture Division 1 and 2 ASME code pressure vessels for the oil and gas industry, and has also earned a Chinese Manufacturing License.

ITP does not have any patents.  While having and providing access to patents can be prerequisites specifically required by customers or may offer a competitive edge in terms of pricing, engineering skills and capabilities and the ability to timely deliver also play an important role in retaining bids.  Although in a favorable market, suppliers have a stronger negotiating power, the key factor in the selection process remains pricing.

Orders

We book and report an order when a binding contractual agreement has been concluded with the customer covering, at a minimum, the price and scope of products or services to be supplied, the delivery schedule and the payment terms. We execute our contracts on lump-sum turnkey, fixed-price, target-price with incentives and cost-reimbursable bases. On certain contracts our clients may make a down payment at the time a contract is executed and continue to make progress payments until the contract is completed and the work has been accepted as meeting contract guarantees. Generally, our products are custom designed and manufactured, and are not produced for inventory. We purchase materials, equipment, and third-party services at cost for clients on a cash neutral/reimbursable basis when providing engineering specification or procurement services, referred to as “flow-through” amounts. “Flow-through” amounts are recorded both as revenues, which we refer to as flow-through revenues, and cost of operating revenues with no profit recognized.

The recorded value of an order corresponds to the undiscounted value of revenues that we expect to recognize following delivery of the goods or services subject to the order, less any trade discounts and excluding any value added or sales tax. The value of orders received during a given period of time represents the sum of the value of all orders received during the period, adjusted to reflect the aggregate value of any changes to the value of orders received during the period and orders existing at the beginning of the period. These adjustments, which may in the aggregate increase or decrease the orders reported during the period, may include changes in the estimated order price up to the date of contractual performance, changes in the scope of products or services ordered and cancellations of orders.

Backlog

Typically, there is a time lag of approximately twelve months between a project’s starting date and when the ITP services become relevant.  Even though ITP has developed an expertise in fast track projects having a duration usually limited to six months, ITP’s standard project life is of approximately 18 months.  The increase in the volume of new orders experienced by ITP during the second semester of 2010 will be reflected in ITP’s activity during 2011 and 2012.

The undiscounted value of revenues we expect to generate from our orders at any point in time is represented by our order backlog. Our backlog of orders at December 31, 2010, 2009 and 2008 was $19.5 million, $21.7 million and $29.7 million, respectively. Our backlog generally runs off within two to six quarters from the date of project award. We expect substantially all of our backlog at December 31, 2010 will runoff during 2011.

The level of orders fluctuates from year to year. Arrangements included in any particular order can be complex and unique to that order. Portions of our business involve orders for long-term projects that can take months or years to complete and many large orders result in revenues in periods after the order is booked. However, the level of large orders and orders generally cannot be used to accurately predict future revenues or operating performance. Orders that have been placed can be cancelled, delayed or modified by the customer. These actions can reduce or delay any future revenues from the order or may result in the elimination of the order.

Please refer to the discussion in this Report under the caption, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a discussion of the changes in unfilled orders in terms of expected future revenues. See also in this Report the discussion under the caption, “Risk Factors — Risks Relating to Our Business — The dollar amount of our backlog is not necessarily indicative of our future cash flow and our ability to realize future cash flow may be impacted by current economic conditions.”

Customers

Our customer base is represented by major integrated and national oil companies, large refineries, as well as large international engineering, procurement and construction companies acting on behalf of end users. ITP serves both engineering procurement contractors and packagers and equipment producers. ITP started its operations as a packager and has subsequently pursued both downstream and upstream integration to directly service clients as an engineering procurement contractor packager and as a high value equipment producer. In the packager market, ITP is positioned as a highly integrated participant with a limited revenue size.

For the years ended December 31, 2010 and 2009, our top eight clients accounted approximately for 80% of ITP’s accumulated revenues. Our EPC Oil & Gas Solutions integrated services counted on a few major customers for a significant portion of revenue, while the less integrated Equipment and Skids & Packager products and services each relied on a large varied group of customers. Overall, during the three-year period 2007-2009, ITP’s customer base was highly concentrated. Our business operations as an Engineering Procurement Contractor are subject to the risks associated with a business having a limited number of larger customers for our products or services.  A decrease in the production and spending programs of these customers in the areas where we do business may adversely affect our revenues and, therefore, our results of operations. The percent of consolidated revenue of major customers that accounted for 10% or more of our consolidated revenues for each of the last three years was as follows: In 2010: Khalda Petroleum accounted for 15%; in 2009: Khalda Petroleum and Petrojet accounted for 58%; and in 2008, Khalda Petroleum and Intermare Sarda accounted for 67%. We have delivered our products to over 46 customers in 2010.

Raw Materials & Components

We generally purchase materials and components for resale or for use in our manufacturing and servicing operations from multiple sources in several countries. The main raw materials consist of carbon steel, special metal alloys (such as stainless steel) and other types of raw materials, and are heavily dependent on unrelated third party sources. The prices we pay for raw materials may be affected by, among other things, energy prices, other commodity prices, world economic conditions, availability of credit, tariffs and duties on imported materials and foreign currency exchange rates. These materials are subject to timing of availability and price fluctuations, which we monitor on a regular basis. We have access to numerous global sources and are not dependent on any single source of supply.

Competitive Strengths

We believe our key competitive strengths are:

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Competitive Pricing. In the latest difficult market conditions, competitive prices have been the most significant purchasing criteria. On the other hand, in growing markets, such as during 2006 and 2007, suppliers have strong bargaining powers and may influence, if not determine, the final price. Because of our cost effective structure and our vertical integration, ITP is in a position to offer competitive prices.

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Positive Industry Reputation. References and track record are important criteria for an Engineering Procurement Contractor to be short listed for tenders. Our larger and longer established competitors have wider references and track history. However, we believe that we have established a reputation as a good quality packager with short delivery time and as a reactive and dynamic corporation.  Our ability to deploy parts and service personnel quickly, our flexibility to address different operating problems, and our application experience are critical elements to remain a supplier of choice in our various markets.

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Certificates. We have all the main certifications required, we are ISO 9001 - 2001 certified to produce industrial components and valves and we have earned the API Spec 6D license to produce ball valves for the oil and gas industry. Surface Equipment, our subsidiary in Kilgore, Texas, is certified to manufacture Division 1 an 2 ASME code pressure vessels for the oil and gas industry, and has also earned a Chinese Manufacturing License.

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Delivery Time.  We expect to continue to exploit our fast track capabilities due to our vertical integration. Timing of delivery is critical in our industry and highly valued by end users.  The ability to deliver equipment in the shortest possible time is crucial for Engineering Procurement Contractors because the time requirements of oil and gas businesses have become increasingly stringent. Oil and gas businesses require precise delivery times in order to plan their activities, particularly for complex projects.

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Manufacturing Capabilities and Customized Project Delivery System. We understand and control the delivery model of our business through our manufacturing capabilities and project delivery system. We directly manufacture or maintain relationships with subcontractors and fabricators, which permits us to deliver competitively-priced equipment and integrated skids and systems to customers; to minimize transportation costs and manage logistics; and to satisfy requirements to provide local content and manage project risks.

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Highly skilled workforce. We believe we have been able to select highly qualified suppliers with significant experience and strong engineering capabilities. The quality of our workforce has been, and will continue to be, a vital contributor to our success. We invest significant resources in training programs to ensure that our employees, workforce and support staff have the best technical, operational and safety skills in the industry.  This investment in our workforce enhances our ability to deliver innovative solutions to our customers. Engineering capabilities and product quality are fundamental to compete in the various products and services we offer.

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Successful acquisition track record.  We believe we have a proven track record of identifying and executing acquisitions that complement our business integration and workforce and enhance our service capabilities. In 2009 ITP entered into a serious of transactions which resulted in the acquisition of Benelli Oil & Gas and certain material assets of Nicola & Albia, which added to our Company many significant customers, highly skilled employees, considerable production facilities enhancing our capabilities. We attribute much of the growth of our business to our successful acquisitions, and we believe that acquisitions will remain a key element of our growth strategy. Furthermore, we believe that our ability to integrate acquisitions efficiently is one of our core organizational competencies. We have consistently demonstrated the ability to add to our revenue base and retain key personnel from acquired businesses, while improving project performance by leveraging our existing cost structure.

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Proximity.  We believe we benefit from the location of our various facilities because while proximity between the supplier and the plant may be perceived as having lower importance, transportation costs have a strong relevance on the value chain and have a substantial impact on the final price. The proximity of our production facilities to our markets reduces transportation costs of our products. We have presence in Europe and the U.S. and have expansion projects in Asia with a yard in Singapore.

Competition

Contracts for our equipment, products and services are generally awarded on a competitive basis. The more important factors considered by customers in awarding contracts include price, the availability and capabilities of equipment and systems, the optimal technology solution, the ability to meet the delivery schedule, availability of service, as well as the supplier’s reputation, experience and safety record.

Contract terms vary depending on the services required and are often determined through negotiation. Most of our contracts can be categorized as either day-rate or qualified lump-sum. Under day-rate contracts, we are paid a daily rate, which consists of a base rate for our crews as well as cost reimbursements for materials and ancillary activities, for as long as we provide our services. Qualified lump-sum contracts, on the other hand, define the services that we will provide for an agreed upon fixed price and certain cost protections. This type of contract is most commonly used for complex projects where the customers desire greater control over costs.

In the EPC Oil and Gas Solutions, we mainly operate on the basis of private negotiations with well-known clients and we don’t have a wide range of usual competitors. For our Skids & Packages customers, we compete against various Korean manufacturers, Rosetti Marino, Sices Group, Comart, Renco, Sirtec Nigi, Repco, Ecis Group and Forain. For our Equipment product offering, we mainly compete against numerous Italian, USA and Far East suppliers.

With respect to Skids & Packages, we have positioned ourselves competitively because of our high penetration on key accounts. We do not have a significant market share for EPC Oil and Gas plants services, mainly because we are a relatively new company up to now engaged in relatively smaller engineering and procurement projects. We also do not have a significant market share with respect to our Equipment product offering as this market is highly fragmented with a very large number of local producers.

Manufacturing and Fabrication Facilities

We own and operate three equipment facilities in Italy and one in the U.S. supporting our various business and worldwide clientele. These facilities, together with manufacturing and fabrication provided by third-party subcontractors and assembly in our branches, support our product lines.  Our manufacturing facilities are:

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Kilgore, Texas, U.S.  At this 62,136 square feet facility comprised by seven buildings on 12.5 acres, we produce pressure vessels and skid mounted packages used in various oil and gas production applications by our clients.

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Cassina de’Pecchi, Italy. At this 75,347 square feet facility, comprised of an industrial complex including various workshops, offices and warehouses, we produce pressure vessels and heat exchangers used in various oil and gas production applications by our clients.

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Moscazzano, Italy. At this 32,291 square feet industrial complex consisting of two workshops and offices, we produce API ball valves, pressure vessels, skids and packages used in various oil and gas production processes by our clients.  These facilities were acquired from the Vignati family in 2007 in a series of transactions involving the purchase of Vignati Fitting, S.r.l. and the exercise of a purchase option under an existing sale and lease back agreement between Vignati Fitting, S.r.l. and Banca Italease S.p.A. In the same year, ITP obtained a loan from Banca di Credito Cooperativo Laudense Lodi, in the amount of €2 million and as security for such loan, ITP granted a mortgage over such facilities in the amount of €4 million.

•	Ravenna, Italy. At this 48,437 square feet facility, we produce skids & packages, wellhead control panels and prefabricated shelters used in various oil and gas production processes by our clients.

In addition, we lease an industrial yard located in Ravenna (Italy) having an area of 38,000 square feet and we have entered into a purchase agreement for a 20,000 square feet yard in Batam (Indonesia).  These yards are typically used for the assembly and storage of our products.

Safety

We maintain a high standard of health, safety and environment performance at each facility and have made consistent improvements since adopting a “Target Zero” safety program in 2011. We have incorporated a behavior-based safety culture for all employees to be proactive in incident prevention. In 2010, our total recordable incidence rate (a measure of the rate of recordable workplace injuries normalized per 100 workers per year) was 0.01%, which we believe reflects a strong safety performance within our peer companies.

Assuring the safety of our workforce is one of our core values. Our goal, based upon the belief that all incidents are preventable, is to provide an incident and injury-free workplace by emphasizing the importance of safe behavior by our employees. Our behavioral safety procedures and training programs were developed by management personnel who started their careers working in the heavy engineering industry, and they have firsthand knowledge of the safety challenges of the construction worksite. We are regularly engaged in a company-wide effort to enhance our behavioral safety procedures and training programs with a constant focus on awareness and open communication between management and all offshore and onshore employees. Worksite conditions inspections, known as “Hazard Hunts,” are conducted bi-weekly with required “actions by” and close out dates. Annual progressive audits are carried out throughout our production facilities and worksites by our environmental, health and safety department to provide an avenue of understanding and mechanism to identify training requirements throughout our facilities. Management site visits are conducted monthly to assist in face to face communication across our work sites.

Industry Regulations

We are subject to certain federal, state and local environmental, occupational health and product safety laws arising from the countries where we operate. We also purchase materials and equipment from third parties, and engage compliance by our subcontractors, who are also subject to these laws and regulations.

Because we depend on the demand for our services from the oil and natural gas industry, our business is affected by laws and regulations affecting such industry, as well as changing tax regulations and policies relating to the oil and natural gas industry generally. Because our operations rely on offshore oil and natural gas production, regulatory restrictions on the availability of oil and natural gas development rights could materially adversely affect our business, financial condition and results of operations.

Environmental Matters

We are subject to environmental regulation by federal, state and local authorities in the United States and in several foreign countries. Although we believe we are in substantial compliance with all applicable environmental laws, rules and regulations (“environmental laws”), the field of environmental regulation can change rapidly with the enactment or enhancement of laws and stepped up enforcement of these laws, either of which could require us to change or discontinue certain business activities as further described under “—Risk Factors—We may incur substantial costs to comply with our environmental obligations.” At present, we are not involved in any material environmental matters and are not aware of any material environmental matters threatened against us.

Employees

At December 31, 2010 and 2009, we had 198 and 150 full-time employees, respectively. Of these, 55% and 48% of our workforce, respectively, were Italian based employees represented under collective bargaining agreements that extend from 2008 until the applicable union contract is renewed.  We believe our relationships with our employees and the bargaining units representing our Italian workers are satisfactory.

Insurance

We have standard insurance coverage as required by Italian law, and other applicable law where required, including property coverage for our office premises and coverage for our employees in the case of work-related injury, including an “all risk insurance” with a current maximum coverage of $14 million. We do not carry business interruption coverage. While business interruption insurance is available, we have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we could face liability from the interruption of our business as summarized under “Risk Factors – Risks Related to Our Business – Our insurance policies may not cover all claims against us or may be insufficient in amount to cover such claims.”

Available Information and Required Certifications

We are a reporting company under the Securities Exchange Act of 1934, as amended and file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our filings on the SEC’s website at www.sec.gov. Commencing with our Annual Report on Form 10-K for the fiscal year ending December 31, 2010, and with our Quarterly Report on Form 10-Q for the fiscal quarter ending on March 31, 2011, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and proxy statements, as well as any amendments and exhibits to those documents, will be made available free of charge through our website at www.theitpgroup.com, as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Once adopted, we will also make available, free of charge on our website and in print to any stockholder who requests them, our corporate governance guidelines, the charters of our board committees and our business ethics policies. Requests for copies can be directed to Investor Relations, telephone: +39-06-5728-8176, extension 4. The information contained on our website is not incorporated by reference into this Annual Report on Form 10-K and should not be considered part of this report.

RISK FACTORS

You should carefully consider the risk factors described below in addition to the other information contained in this Report. In addition to the following risk factors, we may also be affected in the future by additional risks and uncertainties not presently known to us or that we currently believe are immaterial.  If any of the events described in the following risk factors and elsewhere in this Report occur, our business, financial condition and results of operations could be materially and adversely affected.  In addition, the trading price of our common stock could decline due to any of the events described in these risk factors.

Risks Relating to Our Business

We have a short operating history.

 We commenced business operations in 2001.  We may not succeed in implementing our business plan successfully because of competition from longer established domestic and foreign market participants who presently enjoy a meaningful market share and a longer established reputation than we do. Therefore, you should not place undue reliance on our past performance as they may not be indicative of our future results.

Our senior management lacks experience managing a public company and complying with laws applicable to operating as a U.S. public company.

On April 29, 2011, we completed a transaction with ITP Lux, the result of which was for the ITP Group to become our wholly-owned subsidiaries.  At the same time, however, our management resigned from its positions within and the management of ITP became the management of our Company.  While our previous management had experience in managing a U.S. publicly traded company, the management of ITP does not.  Prior to the completion of the Share Exchange Agreement, ITP was operated as a private company headquartered in Italy.

As a result of these transactions, our new management will have to comply and become subject to laws, regulations and obligations that did not previously apply to ITP, and our senior management currently has limited experience in complying with such laws, regulations and obligations.  For example, we will need to comply with the Nevada laws applicable to companies that are domiciled in that state, or the laws of such other State where we decide to re-domicile the Company.  By contrast, such senior management is currently experienced in operating the business of ITP in compliance with Italian law. Similarly, by virtue of these transactions we will be required to file quarterly and annual reports and to comply with U.S. securities and other laws, which did not apply to ITP in the past and such filings will require our management to make judgments of materiality and disclosure of information in a manner and content not previously undertaken by our new management.  These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on our Company. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of the business.

Economic conditions and extended decline in commodity prices could negatively impact our business.

Our operations are affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry. The recent global recession and concerns about the potential for a prolonged period of global economic stagnation have depressed global demand for oil and natural gas and commodity prices. An extended decline in commodity prices would likely result in lower expenditures by the oil and gas industry, thereby negatively affecting our revenue and results of operations. Our business is substantially dependent on the level of oil and natural gas exploration and development activities around the world. A substantial or extended decline in these expenditures may result in the discovery of fewer new reserves of oil and gas and/or the delay in development of known reserves, thereby adversely affecting the market for our production equipment and services. The level of these expenditures is generally dependent on the industry’s view of future oil and gas prices. Crude oil and natural gas price declines can be expected to affect drilling activity and demand for our products and services. While we had a substantial backlog at the end of 2010, no guarantee can be given that our backlog will continue to improve or not decline in the future. Prolonged periods of historically lower development activity could have a materially adverse impact on our financial condition, results of operations and cash flows.

Continued market deterioration could also jeopardize the performance of certain counterparties’ obligations, including those of our insurers, suppliers, customers and financial institutions. Although we monitor the creditworthiness of our counterparties, the current disruptions could lead to sudden changes in a counterparty’s liquidity. In the event any such party fails to perform, our financial results could be adversely affected and we could incur losses and our liquidity could be negatively impacted.

These negative economic factors could also result in a future impairment of our long-lived assets or goodwill.

Our business largely depends on development and production activity in the oil and natural gas industry.

Our business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of oil and natural gas companies to make capital expenditures for development and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

•	changes in United States and international economic conditions, including the potential for a prolonged recession;

•	demand for oil and natural gas, especially in the United States, China and India;

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worldwide political conditions and political actions, particularly in significant oil-producing regions such as the Middle East, West Africa and Latin America which can result in nationalization and seizures of assets;

•	actions taken by the Organization of Petroleum Exporting Countries (or “OPEC”);

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and natural gas reserves;

•	the cost of exploration for, and production and transportation of, oil and natural gas, both on an absolute basis and as compared to the exploration and development costs of other regions;

•	the ability of oil and natural gas companies to generate funds or otherwise obtain external capital for exploration, development, construction and production operations;

•	the sale and expiration dates of offshore leases and/or licenses in the United States and overseas;

•	technological advances affecting energy exploration, production, transportation and consumption;

•	weather conditions;

•	environmental or other government regulations both domestic and foreign;

•	domestic and foreign tax policies; and

•	the pace adopted by foreign governments for the exploration, development and production of their oil and natural gas reserves.

Oil and natural gas prices have had considerable volatility. The continued weakness of the worldwide economy has led to businesses being more focused on liquidity and access to capital, which has caused many oil and natural gas companies to curtail planned capital spending, which may negatively affect our operations. A sustained period of low offshore drilling and production activity, low commodity prices or reductions in industry budgets could reduce demand for our services and would likely have a material adverse effect on our business, financial condition or results of operations.

Our ability to access capital markets on acceptable terms could be limited.

Our ability to execute our business strategies may be limited by our ability to secure and retain reasonably priced financing. During the latter part of 2008, global financial markets experienced a great deal of turmoil, which adversely impacted both equity and debt markets thereby potentially limiting our future access to capital. Further, there is a risk that one or more of the banks in our lending group may be unable to fulfill their commitments under our existing credit facilities. Additionally, we utilize certain amounts of letters of credit to provide guarantees and warranties to our customers and to secure our performance, bids or milestone payments on large projects. Outstanding letters of credit can consume a significant portion of our available liquidity under our revolving credit and export sales facilities. Some of our competitors are larger companies which may have better access to capital and therefore may have a competitive advantage over us should our access to capital be limited.

Future acquisitions, if any, may be difficult to finance and integrate and could adversely affect our operating results.

We have a history of growing through acquisitions of companies and assets. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage current and future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.

Any future acquisitions could present a number of risks, including but not limited to:

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incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	failure to integrate the operations or management of any acquired operations or assets successfully and timely;

•	possible adverse effects on our operating results during the integration process;

•	potential loss of key employees and customers of the acquired companies;

•	potential lack of experience operating in a geographic market of the acquired business;

•	an increase in our expenses and working capital requirements;

•	the possible inability to achieve the intended objectives of the business combination;

•	the diversion of management’s attention from existing operations or other priorities; and

•	our inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

Our business plan anticipates, and is based upon, our ability to successfully complete acquisitions of other businesses or assets.  Our failure to do so, or to successfully integrate our acquisitions in a timely and cost effective manner, could have an adverse affect on our business, financial condition or results of operations.

We depend on the leadership and services of our President, CEO, CFO and ITP founder, Mr. Manfredi Mazziotti di Celso, and our business and growth prospects may be severely disrupted if we lose his services.

Our future success is dependent upon the continued services of Mr. Manfredi Mazziotti di Celso, who is our President, CEO, CFO, the founder of ITP, director nominee and together with his immediate family, our indirect controlling shareholder.  We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees and customers.  Other than the applicable provisions of the Italian collective bargaining agreement for managers, we do not have an employment agreement with him and he has no obligation to remain with us.  We do not maintain key-man life insurance for Mr. Mazziotti.  If he is unable or unwilling to continue in his present position or if he joins a competitor or forms a competing company, we may not be able to replace him easily or at all.  As a result, our business and growth prospects may be severely disrupted if we lose his services.

If we are unable to attract and retain senior management and qualified technical, research and sales personnel, our operations, financial condition and prospects will be materially adversely affected.

 Our future success depends in part on the contributions of our management team and key technical, research and sales personnel and our ability to attract and retain qualified new personnel.

Pursuant to applicable Italian law, all of our employees based in Italy, including our senior management, are covered by various collective national bargaining agreements, as applicable, covering employees engaged in heavy industry crafts and in managerial or executive capacities, respectively. There is significant competition in our industry for qualified managerial, technical, research and sales personnel and we cannot assure you that we will be able to retain our key senior managerial, technical, research and sales personnel or that we will be able to attract, integrate and retain other such personnel that we may require in the future. If we are unable to attract and retain key personnel in the future, our business, operations, financial condition, results of operations and prospects could be materially adversely affected.

We require highly skilled personnel and the loss of the services of one or more of our key employees, or our failure to attract and retain other highly qualified personnel in the future, could disrupt our operations and adversely affect our financial results.

Our continued success depends on our retention of experienced engineering professionals at levels that will allow us to serve our business. We believe that our success and continued growth are also dependent upon our ability to attract and retain skilled personnel. Unionization or a significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in the wage rates we pay, or both. If any of these events occurs for any significant period of time, our revenues and profitability could be diminished and our growth potential could be impaired.

The dollar amount of our backlog is not necessarily indicative of our future cash flow and our ability to realize future cash flow may be impacted by current economic conditions.

Backlog consists of documented orders from customers that have satisfactory credit or financing arrangements in place, for which authorization to begin work or purchase materials has been given and for which a delivery date has been indicated. We cannot guarantee the revenue projected in our backlog will be realized, or if realized, will result in profits.

Our customers may cancel or delay a project for reasons beyond our control. The majority of our contracts allow for a cancellation at the customer’s convenience, and such cancellation would typically occur within one year from beginning of the work. In the event of a project cancellation, we are generally reimbursed for our costs, but typically have no contractual right to the total revenue expected from any such project as reflected in our backlog. In addition, projects may remain in our backlog for extended periods of time. The current credit and economic environment could significantly impact the financial condition of some customers over a period of time resulting in greater risk of delay or cancellation of projects. If we were to experience significant cancellations or delays of projects in our backlog, our results of operations and financial condition could be adversely affected.

Our fixed-price contracts, which may be subject to gross profit fluctuations, may impact our margin expectations.

Most of our projects, including larger engineered systems projects, are performed on a fixed-price basis. We are responsible for all cost overruns, other than any resulting from customer-approved change orders and certain force majeure (natural disaster) situations. Our costs and any gross profit realized on our fixed-price contracts may vary from the estimated amounts on which these contracts were originally based for various reasons, including: errors in estimates or bidding; changes in availability and cost of labor and materials; liquidated damages and variations in productivity from our original estimates. These variations and the risks inherent in engineered systems projects may result in reduced profitability or losses on our projects. Depending on the size of a project, variations from estimated contract performance could have a significant negative impact on our operating results or our financial condition.

We make estimates in accounting for long-term contracts and changes in these estimates may impact our earnings.  Approximately half of our revenue is recognized on a “percentage of completion” basis. We recognize revenue on contracts using the cost-to-cost method of accounting as determined by the ratio of cumulative costs incurred-to-date to estimated total contract costs at completion, multiplied by the total estimated contract revenue, less cumulative revenue recognized in prior periods. A significant change in an estimate on one or more contracts could have a material effect on our results of operations.

Our quarterly revenues and cash flow may fluctuate significantly.

Our revenues are substantially derived from significant contracts that are often performed over periods of two to six or more quarters. As a result, our revenue and cash flow may fluctuate significantly from quarter to quarter, depending upon our ability to replace existing contracts with new orders and upon the extent of any delays in completing existing projects. Delays in the timing of the awards or potential cancellations of such prospects as a result of economic conditions, material and equipment pricing and availability, or other factors could impact our long-term projected results. It is particularly difficult to predict whether or when we will receive large-scale international and domestic projects as these contracts frequently involve a lengthy and complex bidding and selection process which is affected by a number of factors, such as market conditions, governmental approvals and environmental matters. Because a significant portion of our revenue is generated from such projects, our results of operations and cash flow can fluctuate significantly from quarter to quarter depending on the timing of our contract awards and the commencement or progress of work under awarded contracts. In addition, many of these contracts are subject to financing contingencies and, as a result, we are subject to the risk that the customer will not be able to secure the necessary financing for the project.

We may be unable to obtain new contract awards if we are unable to provide our customers with bonds, letters of credit or other credit enhancements.

Customers may require us to provide credit enhancements, including surety bonds, letters of credit or bank guarantees. We are often required to provide performance guarantees to customers to indemnify the customer should we fail to perform our obligations under the contract. Failure to provide a bond on terms required by a customer may result in an inability to bid on or win a contract award. Historically, we have had adequate bonding capacity but such bonding beyond the capacity of our revolving credit agreement is generally at the provider’s sole discretion. Due to events that affect the insurance and bonding markets generally, bonding may be difficult to obtain or may only be available at significant cost. Moreover, many projects are often very large and complex, which often necessitates the use of a joint venture, often with a competitor, to bid on and perform the contract. However, entering into joint ventures or partnerships exposes us to the credit and performance risk of third parties, many of whom are not as financially strong as us. If our joint ventures or partners fail to perform, we could suffer negative results. In addition, future projects may require us to obtain letters of credit that extend beyond the term of our current credit facility. Any inability to obtain adequate bonding and/or provide letters of credit or other customary credit enhancements and, as a result, to bid on or win new contracts could have a material adverse effect on our business prospects and future revenue.

The uncertainty of the timing of future contract awards may inhibit our ability to recover our labor costs.

The uncertainty of our contract award timing can also present difficulties in matching workforce size with contract needs. In some cases, we maintain and bear the cost of a ready workforce that is larger than called for under existing contracts in anticipation of future workforce needs for expected contract awards. If an expected contract award is delayed or not received, we may incur additional costs resulting from reductions in staff or redundancy of facilities, which could have a material adverse effect on us.

Our earnings could be negatively impacted if we write off a significant amount of intangible or long-lived assets.

Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a substantial portion of our assets. We had goodwill and long-lived assets consisting of property, plant, equipment and other identifiable intangible assets of $6.5 million and $16 million, respectively, at December 31, 2010. We review the recorded value of goodwill and other intangible assets at least annually or whenever events or circumstances indicate the carrying amount of these assets may not be recoverable. If we determine that a significant impairment in value of our unamortized goodwill or intangible assets has occurred, we would be required to write off a substantial portion of our assets, which would negatively affect our earnings and could adversely impact our stock price.

Certain of our services and products relied and may continue to rely, on a limited number of customers for a significant portion of their revenues.

There have been and are expected to be periods where a substantial portion of the revenue relating to certain of our products and services is derived from a small group of customers. We have a number of ongoing relationships with major oil companies, national oil companies and large independent producers. The loss of one or more of these ongoing relationships could have an adverse effect on our business and results of operations. During the three-year period 2007-2009, ITP’s customer base was highly concentrated and our first eight clients accounted for approximately 80% of our accumulated revenues.

We may experience losses caused by being unable to collect amounts due from customers.

We typically do business with our customers on an open account basis. Credit limits are established for each customer and the credit exposure with them is routinely monitored. For our custom engineered built-to-order systems, customers make payments to us as the work progresses toward completion. The current credit and economic environment could significantly impact the ability of some customers to pay amounts due to the Company. If a customer becomes insolvent or files for bankruptcy protection the value of the equipment may be less than the amount owed by the customer thereby creating a loss for us.

Liability to customers under warranties may adversely affect our cash flow.

We typically warrant the workmanship and materials used in the equipment we manufacture. At the request of our customers, we may warrant the operational performance of the equipment we manufacture. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources, replacement of parts and equipment or service or monetary reimbursement to a customer. Our warranties often are backed by letters of credit. At December 31, 2010, we had provided to our customers approximately $6.7 million in letters of guaranty related to performance and warranties. We have received warranty claims in the past and we expect to continue to receive them in the future. To the extent that we incur warranty claims in any period substantially in excess of our warranty reserve, our results of operations and financial condition could be adversely affected.

Our ability to manage third party sub-contractors could affect our profitability.

For certain orders, we use third party contractors to do portions of the work. Using subcontractors carries a degree of risk and could result in project delays, escalated costs, substandard quality, rework and warranty costs that may not be recoverable under the prime contract resulting in lower project margins or, possibly, losses due to non-performance, and liquidated damages.

Competition could result in reduced profitability and loss of market share.

Contracts for our products and services are generally awarded on a competitive basis. Historically, our markets have been very competitive in terms of the number of suppliers providing alternative products and technologies. The most important factors considered by our customers in awarding contracts include: price, the availability and capabilities of our equipment, our ability to meet the customer’s delivery schedule, our reputation, our technology, our experience and our safety record.

In addition, we may encounter obstacles in our international operations that impair our ability to compete effectively in individual countries. These obstacles may include: subsidies granted in favor of local companies; legal requirements for local content; taxes, import duties and fees imposed on foreign operators; contracts being denominated in local currencies; lower wage rates in foreign countries; and fluctuations in the exchange value of the United States dollar and Euros compared with the local currency. Any or all these factors could adversely affect our ability to compete and thus adversely affect our results of operations.

Our international operations are subject to uncertain political, economic and other risks, which may cause interruptions of our operations and affect our financial results.

We operate our business and market our products and services throughout the world. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries. Moreover, oil and gas producing regions in which we conduct business include many countries in the Middle East, Southeast Asia, West Africa, South America and other parts of the world where risks to operations remain high. We cannot accurately predict whether these risks will increase or abate. These risks include: nationalization; expropriation; war, terrorism and civil disturbances; restrictive actions by local governments; limitations on repatriation of earnings; changes in foreign tax laws; changes in banking regulations; travel limitations or operational problems caused by public health and/or safety threats; and changes in currency exchange rates.

The occurrence of any of these risks could have an adverse effect on regional demand for our products and services or our ability to provide them. Further, we may experience restrictions in travel to visit customers or start-up projects and we may incur added costs by implementing security precautions. An interruption of our international operations could have a material adverse effect on our results of operations and financial condition.

We currently conduct operations in Egypt and Algeria and we are seeking to develop business in Russia and Kazakhstan.  During 2010, revenues from our sales to Libya represented less than $300 thousand.  Early in 2010, Egypt experienced, and Libya has been experiencing, civil and political disturbances. There continues to be political unrest in Libya and the Middle East. We are unsure what effects the current political instability in Libya, North Africa and the Middle East will have on our business. Such instability could result in the delay of expected payments in an amount of up to $4 million relating to goods and services presently under fabrication in Italy.

Our insurance policies may not cover all claims against us or may be insufficient in amount to cover such claims.

Some of our products are used in potentially hazardous production applications that can cause personal injury; loss of life; damage to property, equipment or the environment; and suspension of operations. We maintain insurance coverage against these and other risks associated with our business in accordance with standard industry practice. This insurance may not protect us against liability for some kinds of events, including events involving pollution, losses resulting from business interruption or acts of terrorism or damages from breach of contract by the Company or based on alleged fraud or deceptive trade practices. We cannot assure you our insurance will be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, we cannot assure that we will be able in the future to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any future damages caused by our products or services that are not covered by insurance or are in excess of policy limits could have a material adverse effect on our business, results of operations and financial condition.

We do not carry any business interruption insurance. As a result, if we suffer losses from business interruptions and we are unable to make a claim against a third party, we will be required to bear all such losses from our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

We may incur substantial costs to comply with environmental obligations.

In our equipment fabrication and refurbishing operations, we generate and manage hazardous wastes. These include: waste solvents; waste paint; waste oil; wash-down wastes; and sandblasting wastes. We take appropriate steps to identify and address environmental issues before acquiring properties and to use industry-accepted operating and disposal practices regarding the management and disposal of hazardous wastes. Nevertheless, others or we may have released hazardous materials on our properties or in other locations where hazardous wastes have been taken for disposal. We may be required by federal, state or foreign environmental laws to remove hazardous wastes or to remediate sites where they have been released. We could also be subjected to civil and criminal penalties for violations of those laws. Our costs to comply with these laws may adversely affect our earnings.

Risks Relating to our Common Stock

Our common stock is quoted on the inter-dealer electronic quotation and trading system maintained by Pink OTC Markets Inc., which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the inter-dealer electronic quotation and trading system maintained by Pink OTC Markets Inc. (or the “Pink Sheets”), which is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ.  The quotation of our shares on the Pink Sheets may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 (excluding his o her primary residence) or annual incomes exceeding $200,000, or $300,000 together with their spouses).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

 For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule required by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

 There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our Articles of Incorporation and Bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Nevada corporate law and our Articles of Incorporation and Bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

•
deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

•	include supermajority voting requirements with respect to the removal of directors;

•	require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural requirements; and

•	allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

Our predecessor, Netfone, Inc., never paid any dividends to its shareholders. For the foreseeable future, we intend to retain any further earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our controlling stockholder holds a significant percentage of our outstanding voting securities, which could hinder our ability to engage in significant corporate transactions without his approval.

Through his and his family’s direct and indirect control of 100% of the shares of ITP Lux, the founder of ITP, our President, CEO, CFO, and nominated director, Mr. Manfredi Mazziotti di Celso, together with his immediate family controls and are the indirect beneficial owners of approximately 94% of our outstanding voting securities.  As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our board of directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

 Approximately 94% of the shares of common stock issued and outstanding by the Company are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”).  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws.  Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies such as us and former shell companies) may sell their shares of common stock.  Under Rule 144, affiliates who have held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies such as us and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTCBB).  A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our common stock may be adversely affected. In the course of preparing our Consolidated Financial Statements, we have identified a material weakness in our internal control over financial reporting.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards.  It may be difficult to design and implement effective internal control over financial reporting for combined operations following the Share Exchange and other businesses which we may acquire in the future.  In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.

Prior to the Share Exchange, ITP had been a private company and had limited accounting personnel and other resources with which to address its internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the preparation and external audit of ITP’s Consolidated Financial Statements, ITP and its independent registered public accounting firm identified a material weakness, as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325. As defined in AU325, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified primarily relates to the lack of accounting personnel with appropriate U.S. GAAP knowledge and the lack of appropriate maintenance of accounting and financial records. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do as part of our reporting obligations for the fiscal year ending on December 31, 2011. In light of this material weakness, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, control deficiencies may have been identified.

Following the identification of this material weakness and potential for control deficiencies, we have taken measures and plan to continue to take measures to remedy this weakness and potential deficiencies. However, the implementation of these measures may not fully address this material weakness and other potential control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct this material weakness or our failure to discover and address any control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting may significantly hinder our ability to prevent fraud.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending December 31, 2011. In addition, beginning at the same time, our independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This conclusion could adversely impact the market price of our common stock due to a loss of investor confidence in the reliability of our reporting processes. In addition to the added strain that this process will create on our management, we also expect to incur additional costs and expenses associated with public company reporting obligations, including costs to prepare for our first Sarbanes-Oxley Act of 2002 Section 404 compliance testing and additional legal and accounting costs to comply with the requirements of the Exchange Act that will apply to us and ITP as a public company. We are not currently able to accurately quantify these additional costs and expenses.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur, or the timing of such costs.

Present or future investors in our securities may find it difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

We are a corporation organized under the laws of the State of Nevada with our administrative headquarters located in Rome, Italy. Upon the effectiveness of the appointment of the new members of our board of directors, all of our directors, officers and controlling persons will reside outside the United States. In addition, a substantial portion of our assets are located outside of the United States. As a result, it may be difficult for present or future investors in our securities to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. Based on the opinion of our Italian counsel, there could be doubt as to the enforceability, in original actions in Italian courts or in actions to enforce judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States and as to the enforceability in Italian courts of judgments of United States courts obtained in actions based upon the civil liability provisions of the federal securities laws of the United States.  See also in this Report more information under the caption “Enforceability of Civil Liabilities.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF ITP

The following selected consolidated financial information of ITP at December 31, 2008, 2009 and 2010, and for the years ended December 31, 2008, 2009 and 2010 was derived from the ITP Consolidated Financial Statements as of December 31, 2009 and 2010, and for the years ended December 31, 2008, 2009 and 2010, were audited by Deloitte & Touche S.p.A. (a member firm of Deloitte Touche Tohmatsu Limited), independent accountants.  The ITP consolidated financial statements are prepared and presented in accordance with U.S. GAAP.  The selected financial information included in the table below should be read in conjunction with, and is qualified in its entirety by reference to, the ITP consolidated financial statements, and related notes included in this Report and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also in this Report.

	Year Ended December 31,
	2010	2009	2008
	(in $ thousands)(1)
Statement of Income and Comprehensive Income Data:
Total Revenues (2)	$63,642	$31,626	$46,731
Costs of Sales (3)	47,831	23,518	38,822
Total Operating Expenses (4)	11,067	5,023	5,869
Operating Income	4,745	3,085	2,041
Interest Expense	1,279	745	684
Income Tax Expense (5)	1,283	1,369	1,070
Net Income	2,228	996	347
Net Income attributable to:
Non-Controlling Interests	-	11	-
ITP	2,228	996	347
Comprehensive (loss) Income (6)	2,087	1,125	281

Per Share Amounts
Basic Earnings (7)	$0.05	$0.03	$0.02
Weighted Average Number of Shares Outstanding (8)	45,582	30,247	16,970

Balance Sheet Data:
Cash and Cash Equivalents (9)	$11,934	$2,893	$4,558
Accounts receivables, net of allowance for doubtful accounts (10)	19,919	16,095	12,505
Inventory (including work in progress) (11)	14,788	6,975	3,252
Goodwill (12)	6,509	1,699	1,642
Total Assets	78,503	45,563	34,594
Current portion of Long-term debt	13,105	3,847	3,840
Total Current Liabilities (13)	48,531	30,350	21,571
Long-term debt, net of current portion (14)	20,395	6,899	7,059
Total Liabilities	71,026	38,601	30,328
Stockholders Equity (15)	7,477	5,391	4,266

Statement of Cash Flow Data: (16)
Net Cash (used in) Provided by Operating Activities	$(374)	$346	$93
Depreciation and Amortization (17)	682	870	530
Net Cash (used in) Investing Activities	(10,467)	(3,101)	(3,902)
Capital Expenditures	(10,692)	(1,298)	(3,824)

Net Cash Provided by (used in) Financing Activities	19.905	1,418	5,642
Effect of Change in Foreign Currency on Cash Equivalents (18)	(24)	(328)	(97)
Cash and Cash Equivalents at the end of the Period	11,934	2,893	4,558

(1)	Except per share amounts, shares and financial ratios.

(2)
Includes Other Income, which totaled $437 thousand, $301 thousand and $516 thousand, for the years ended December 31, 2010, 2009 and 2008, respectively. The majority of revenues are generated by construction contracts engagements.

(3)
Cost of Sales includes the depreciation and amortization that for the years ended December 31, 2010, 2009 and 2008 were, respectively, $ 682 thousand, $ 870 thousand and $ 530 thousand. See Note 20 to our Consolidated Financial Statements.

(4)	Includes Selling, General and Administrative Expenses; Provision for Doubtful Accounts; and Other Operating Costs. See Note 21 to our Consolidated Financial Statements.

(5)	See Note 22 to our Consolidated Financial Statements.

(6)
ITP’s Comprehensive (Loss) Income is comprised of net income, foreign currency translation gains and losses, and changes in unrealized gains and losses on investments.  See Note 2 to our Consolidated Financial Statements.

(7)	Comprehensive (Loss) Income divided by the Weighted Average Number of Shares Outstanding.

(8)	In thousands.

(9)	All highly liquid instruments purchased with maturities of three months or less are considered to be Cash Equivalents. See Notes 2 and 13 to our Consolidated Financial Statements.

(10)
A provision is applied against the full (or partial) amount of Accounts Receivables deemed uncollectable. The provision for doubtful accounts as of December 31, 2010 and as of December 31, 2009, respectively, was $876 thousand and $397 thousand. See Note 11 to our Consolidated Financial Statements.

(11)
Work in progress duration is not standard, but generally runs from 6 months to 2 years. Construction contracts included in work in progress as of December 31, 2010 have starting dates after 2009 and ending dates no later than 2012. Work in progress totaled $12,768 and $5,548 thousand, as of December 31, 2010 and 2009, respectively. The work in progress amounts are net of prepayments received. See Notes 2 and 10 to our Consolidated Financial Statements.

(12)
Goodwill is not depreciated, but is instead reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill is more than its fair value. The increase in 2010 ($4,958 thousand, with a currency translation effect of $(148) thousand), compared to December 31, 2009, arose from the acquisition of the Sadelmi S.p.A.’s Oil & Gas business line and the business line from Nicola & Albia S.r.l. See Notes 2 and 8 to our Consolidated Financial Statements.

(13)
See Note 16 to our Consolidated Financial Statements. Includes Accounts Payable and Accrued Expenses, which totaled $26,911 thousand and $15,443 thousand, as of December 31, 2010 and 2009, respectively.

(14)	See Note 15 to our Consolidated Financial Statements. Long-term Debt, including the current portion totaled $33,499 thousand and $10,746 thousand, as of December 31, 2010 and 2009, respectively.

(15)	See Note 18 to our Consolidated Financial Statements.

(16)
See Note 7 to our Consolidated Financial Statements for explanation as how the Statement of Cash Flows is prepared.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Working Capital" for a detailed discussion on our cash flows.

(17)	See Note 9 to our Consolidated Financial Statements.

(18)	See Note 2 to our Consolidated Financial Statements - Foreign Currency Translation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes to those statements included elsewhere in this Report. Item 2.01(f) of Form 8-K states that if the registrant was a shell company like we were immediately before the reverse acquisition transaction described below, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 upon consummation of the transaction.

Overview

We are an engineering, procurement and construction contractor that provides design, fabrication and installation of specialized equipment, sets of specialized equipment known as “packages” or “skids” and production plants, for the oil and gas industry and top engineering companies.  Through our subsidiaries, we have designed, manufactured and marketed oil and gas production equipment and systems, mainly for the oil and gas production separation process. Our products and services are used for the separation of unprocessed hydrocarbon fluids into sellable oil and gas.

Separation and decontamination of a production stream is needed at almost every producing well in order to meet the specifications and environmental requirements of transporters and end users. We provide equipment, systems and services used in the production of crude oil and natural gas to separate oil, gas and water within a production stream and to remove contaminants.  ITP products are installed both on onshore facilities and in offshore floating production, storage and offloading vessels.  ITP products and services are also deployed in downstream operations, mainly refineries.  In the upstream phase (as it is generally referred to production activities more closely associated with the reservoir and the well head), our products and services have been deployed in wellhead completion, collection center, the first treatment unit and the process treatment unit.  In the downstream phase (as it is generally referred to production activities more closely associated with oil and gas after they have left the well head), our product and services have been deployed in refining units, pipeline, LNG liquefaction and electric generation.

Demand for our products and services is cyclical and substantially dependent upon activity levels in the oil and gas industries, particularly our customers’ willingness to spend capital on the exploration for and development of oil and natural gas. Our customers’ spending plans are generally based on their outlook for near-term and long-term commodity prices. As a result, demand for our products and services is highly sensitive to current and expected commodity prices. The activity of our production facilities and product offering is primarily tied to the long-term outlook for crude oil and natural gas. In contrast, activity for our services responds more rapidly to shorter-term movements in oil and natural gas. Other factors that can affect our business and financial results include the general global economic environment and regulatory changes in the several jurisdictions in which we operate.  See “Our Business” above for a detailed description of the products and services we manufacture and provide and for a list of jurisdictions in which we operate.

Demand for oil and gas production equipment and services is driven primarily by:

•	levels of production of oil and gas in response to worldwide demand;

•	the discovery of new oil and gas fields;

•	the changing production profiles of existing fields (meaning the mix of oil, gas and water in the hydrocarbon stream and the level of contaminants); and

•	the quality of new hydrocarbon production.

The extent to which the revenues of our industry increase depends upon the success of the exploration efforts. In general, these revenue increases lag expansion of exploration and development capital budgets in times of recovery in the oil and gas industry. These lag times can be up to several years in offshore operations but are generally shorter for onshore operations.

Changing production profiles in existing fields also increase the demand for products and services in our industry. As existing fields are reworked or enhanced recovery methods are employed, additional and more complex equipment may be required to produce oil and gas from these fields. This can result from:

•	changes in the mix of oil and gas produced by the field; or

•	an increase in water, carbon dioxide or other naturally occurring contaminants or as the result of enhanced recovery techniques.

In addition, many new oil and gas fields contain lower quality hydrocarbon streams that require more complex production equipment. Examples include carbon dioxide rich formations in West Texas and Southeast Asia and heavy crude in Western Canada and in the Orinoco Delta in Venezuela.

According to the International Energy Agency, oil and gas consumption is expected to grow worldwide, with consumption of natural gas gaining share as a source of electricity generation, mainly because of environmental sustainability issues. Gas has lower total costs and burns cleaner than other fossil fuels used in electricity generation.  Also, as a consequence of more stringent regulations, governments and companies have reduced flared gas emissions and significant investments have been undertaken to keep on reducing flared gas.

Among upstream operations, capital expenditure in deepwater activities is expected to be the fastest growing segment because existing onshore and shallow water oil and gas reserves have largely been depleted. By region, the Middle East (Saudi Arabia, Kuwait and the United Arab Emirates), South East Asia (Australia and India), Africa (Ghana, Egypt, Angola and Nigeria) and Brazil, should emerge as the primary drivers of capital expenditure. Additionally, crude oil prices have recovered to levels generally ranging from $80 to $100 per barrel ($109.68 on April 15, 2011) compared to an average of approximately $62 per barrel experienced during 2009. With the recovery in demand for energy in several key growing markets, specifically China and India, long-term forecasts for oil demand and prices, have improved.

In the projects we may become involved, typically there is an approximately eight to twelve months period between the starting date of an engineering procurement and construction project and the time when our services become relevant.  Therefore, the increase in the volume of new orders experienced in the second semester of 2010 will be reflected in engineering procurement and construction activity during 2011 and 2012.

Another factor that has influenced the financial results is the exchange rate mostly between the U.S. dollar and the Euro. Our operations are conducted around the world in a number of different countries. Accordingly, our earnings and cash flow are exposed to changes in foreign currency exchange rates. The majority of our foreign currency transactions relate to operations in Italy, Middle East and North Africa, Russia and Byelorussia, Asia and the other countries we conduct business.  In Italy, North Africa, the Middle East and Russia, most contracts are denominated in Euros, and most of the costs incurred are in Euros, which mitigates risks associated with currency fluctuations. Similarly, in the United States, most of our contracts are denominated in U.S. dollars, and most of our costs are incurred in U.S. dollars, which mitigates the risks associated with currency fluctuations. In any case, all the non-U.S. dollar revenues and profits are translated into U.S. dollars for U.S. GAAP financial reporting purposes. The strengthening or weakening of the Euro (and other non-U.S. dollar currencies) can have a significant positive or negative impact on the translation of earnings generated from our subsidiaries and, therefore, the financial results of our business. On April 29 2011, the value of the Euro against the U.S. dollar published by the Bank of Italy (Banca d’Italia) was $1.48.

Steel and steel input prices influence the pricing decisions of our suppliers, thereby influencing the pricing and margins of some of our operations. Steel prices on a global basis declined precipitously during the recession in 2009 which in turn caused a reduction in the costs of our raw materials and allowed us to reduce the prices of certain of our products.

While global demand for oil and natural gas are significant factors influencing our business generally, certain other factors such as the recent global economic recession and credit crisis and risks associated with operating in several markets also influence our business.

In that sense, we operate our business and market our products and services throughout the world. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries. Moreover, oil and gas producing regions in which we conduct business include many countries in the Middle East, Southeast Asia, West Africa, South America and other parts of the world where risks to operations remain high. We cannot accurately predict whether these risks will increase or abate. These risks include: nationalization; expropriation; war, terrorism and civil disturbances; restrictive actions by local governments; limitations on repatriation of earnings; changes in foreign tax laws; changes in banking regulations; travel limitations or operational problems caused by public health and/or safety threats; and changes in currency exchange rates.

We currently conduct operations in Egypt and Algeria and we are seeking to develop business in Russia and Kazakhstan.  During 2010, revenues from our sales to Libya represented less than $300 thousand.  Early in 2010, Egypt experienced, and Libya has been experiencing, civil and political disturbances. There continues to be political unrest in Libya and the Middle East. We are unsure what effects the current political instability in Libya, North Africa and the Middle East will have on our business. Such instability could result in the delay of expected payments in an amount of up to $4 million relating to goods and services presently under fabrication in Italy.

Throughout the first half of 2009, we saw unprecedented declines in the global economic outlook that were initially fueled by the housing and credit crises. These market conditions led to reduced growth, and in some instances, decreased overall output. Beginning in late 2009 and throughout 2010, market factors have suggested that economic improvement is underway, notably in international markets, such as China and India.

We continue to monitor the fallout of the financial crisis on the global economy, the demand for crude oil, coal and natural gas prices and the resultant impact on the capital spending plans and operations of our customers in order to plan our business. Our capital expenditures during 2010, 2009 and 2008, respectively, amounting to $10,692 thousand, $1,298 thousand, $3,824 thousand, and represent part of the execution of ITP’s strategic expansion plans that include the business combinations detailed below.

Our acquisitions have diversified our operating capabilities. We offer a comprehensive range of services ancillary to our products, including maintenance and safety requirements. These services are complementary because our products consist of high-end technology and complex machineries, with potentially a severe impact on safety and the environment, which need to be monitored, maintained and operated appropriately. As a result, a portion of our business strategy also focuses on entering into contracts to provide a full range of these services on an integrated basis for a particular project.  We believe this approach gives our customers greater accountability and a more seamless transition between phases of the work.  It also enhances utilization of our assets and gives us greater control over operational and commercial risks that we would otherwise possess if we subcontracted a significant portion of the scope of work to third parties.

Recent Developments

Acquisition of ITP

As a result of the closing of the Share Exchange Agreement referenced in Item 1.01, on April 29, 2011 we acquired the business of ITP. In accordance with ASC 805-40 and Topic 12 of the Financial Reporting Manual of the SEC’s Division of Corporate Finance, in the case referred herein, our acquisition of the business of ITP has resulted in the owners and management of ITP acquiring actual voting and operating control of the combined company.  The staff considers a public shell reverse acquisition to be a capital transaction in substance, rather than a business combination.  That is, the transaction has been considered a reverse recapitalization, equivalent to the issuance of stock by ITP for our net monetary assets, accompanied by a recapitalization.

For accounting purposes, in a transaction like the one herein referred, which is accounted for as either a reverse acquisition or reverse recapitalization, the legal acquiree – ITP – has been treated as the continuing reporting entity that acquired us (the legal acquirer).  Furthermore, this and future reports that should be filed by us after the reverse acquisition or reverse recapitalization will parallel the financial reporting required under U.S. GAAP—as if ITP - the accounting acquirer – were our legal successor in connection with our reporting obligation – as registrant - as of the date of the acquisition. ITP, as the accounting acquirer, is considered, as of the date of the closing of the Share Exchange Agreement, to be our predecessor as a registrant. The assets and liabilities of ITP have been brought forward at their book value and no goodwill has been recognized.

Significant Subsequent Events

After December 31, 2010, we have executed the following operations:

•	January 2011: ITP Benelli S.p.A. acquired its Rome headquarters for a purchase price of $802 thousand;

•	January 2011: ITP Benelli S.p.A. entered into a contract for a project for air compressors for lifesaving equipment purposes with ERSAI in Kazakistan, with a total value of $4.5 million; and

•
February 2011: ITP Benelli S.p.A. was awarded a contract for the design and supply of a piece of equipment known as “AVT2” in the Refinery of Naftan, in the city of Novopolosk, Belarus, with a total value of $28.1 million.

Business Combinations

ITP has been involved in the following business combinations during the period presented in this Report:

Acquisition from Nicola & Albia S.r.l.

In a series of transactions between April and May, 2010, ITP acquired from Nicola & Albia S.r.l. for approximately $4.8 million (or €3.6 million) an industrial facility located in Cassina de’ Pecchi and the related business operations and assets associated with such facility and assumed approximately $188 thousand (or €141 thousand) in liabilities in part relating to accumulated employee severance obligations under Italian applicable law and other trade payables, outstanding at the time of the acquisition.

Amounts
Acquisition from Nicola & Albia S.r.l.	(in $ thousands)

Assets	$4,665
Liabilities	188
Fair value of net assets	4,476
Goodwill	354
Purchase price	$4,830

The acquisition allowed ITP to obtain the required certificates to operate in certain overseas countries including the ASME “U” STAMP (USA), the Safety Quality License (China) and the Urzad Dozoru Technicznego (Poland) and the assets acquired are expected to achieve certain economies of scale due to the internal development of various contruction contracts.

Nicola & Albia S.r.l. had been operating in the design and construction of petroleum, chemical and pharmaceutical specialized equipment since 1946 and has built a very strong brand-name both domestically in Italy and internationally. Through the acquisition, ITP also integrated 22 highly qualified personnel with many years of experience.

Acquisition of Benelli Oil & Gas S.r.l. and Sadelmi Oil and Gas Business Line

On October 21, 2009, ITP entered into a private transaction with Busi Services S.p.A., an Italian corporation,  pursuant to which ITP agreed to acquire all of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l, then a wholly owned subsidiary of Busi Services S.p.A.

Benelli Oil & Gas S.r.l. was incorporated on March 20, 2009 as an Italian corporation based in Ravenna for the purpose of renting and eventually acquiring the business assets and accumulated goodwill in the oil and gas industry of Sadelmi S.p.A., an Italian corporation which was in critical financial conditions which was expected to enter into a judicial reorganization procedure (a “concordato preventivo”) similar to a Chapter 11 reorganization under U.S. bankruptcy laws.

The acquisition by ITP of Benelli Oil & Gas S.r.l., was structured as a two-step process transaction, in order among other things to comply with applicable Italian law as a result of Sadelmi S.p.A.’s critical financial conditions.  First, on December 4, 2009, ITP subscribed for and paid $1.5 million to Benelli Oil & Gas S.r.l. as capital increase representing 51% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l. and ITP also acquired the right and obligation to purchase the remaining 49% of the equity of Benelli Oil & Gas S.r.l. Additionally, ITP agreed to purchase either directly from Sadelmi S.p.A. or through Benelli Oil & Gas S.r.l., the business assets and accumulated goodwill in the oil and gas industry of Sadelmi S.p.A. rented by Benelli Oil & Gas S.r.l. from Sadelmi S.p.A. on April 29, 2009.

Second, on May 20, 2010, ITP paid $1.4 million to Busi Services S.p.A. in consideration for the remaining 49% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l., and Benelli Oil & Gas S.r.l. paid $9,367 million to Busi Services S.p.A. in connection with the purchase of the business assets in the oil and gas industry of Sadelmi S.p.A. which until such day were being operated and rented by Benelli Oil & Gas S.r.l. from Sadelmi S.p.A. pursuant to the business rental agreement entered into on April 29, 2009.

Upon the acquisition of 51% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l. on December 4, 2009, ITP recognized the following aggregate amount of identifiable assets acquired and liabilities assumed:

Amounts
From the December 4, 2009 Acquisition of 51% Benelli Oil & Gas S.r.l.	(in $ thousands)

Assets	$18,796
Liabilities	15,770
Fair value of net assets	3,026
Goodwill	-
Purchase price	$1,543

As a consequence of this transaction, Benelli Oil & Gas S.r.l. became a consolidated subsidiary of ITP commencing on December 4, 2009. As of December 31, 2009, Benelli Oil & Gas S.r.l had total assets valued at approximately $18 million and had assumed liabilities of approximately $15 million. The total revenue of Benelli Oil & Gas S.r.l. in 2009 was $18,830 thousand and the amount included in the 2009 consolidated statement of income and comprehensive income was for an amount of $1,771 thousand.  Other than the amounts of identifiable assets, liabilities, goodwill disclosed above and certain revenue values included elsewhere in this Report, no additional financial information is available and is not being presented. At the time of this acquisition, the business of Benelli Oil & Gas S.r.l. was solely connected with its operation of certain business assets in the oil and gas industry of Sadelmi S.p.A. under the April 29, 2009 rental agreement.

Upon consummation of the acquisition of the remaining 49% of the issued and outstanding equity quotas of Benelli Oil & Gas S.r.l. on May 20, 2010, ITP recognized the following aggregate amount of identifiable assets acquired and liabilities assumed:

Amounts
From the May 20, 2010 Acquisition of 49% of Benelli Oil & Gas S.r.l.	(in $ thousands)

Assets	$17,434
Liabilities	14,627
Fair value of net assets	2,807
Goodwill	-
Purchase price	$1,375

In addition, also on May 20, 2010, Benelli Oil & Gas S.r.l. consummated its purchase of the business assets in the oil and gas industry of Sadelmi S.p.A. which until such day were being operated and rented by Benelli Oil & Gas S.r.l. from Sadelmi S.p.A. under the business rental agreement entered into on April 29, 2009. The rental agreement was terminated by reason of Benelli Oil & Gas S.r.l. becoming the owner of the assets until then being rented by it, and ITP recognized the following aggregate amount of identifiable assets acquired and liabilities assumed:

Amounts
From the May 20, 2010 Acquisition of the Sadelmi S.p.A. assets and business	(in $ thousands)

Assets	$5,401
Liabilities	638
Fair value of net assets	4,763
Goodwill	4,604
Purchase price	$9,367

Other than the amounts of identifiable assets, liabilities and goodwill disclosed above, no additional financial information for the Sadelmi S.p.A assets and business line aquired is available and is not being presented.

On December 27, 2010, ITP merged with Benelli Oil & Gas, S.r.l. with ITP as the surviving entity and ITP was renamed ITP Benelli S.p.A. The merger occurred on December 31, 2010 but with accounting effects as of January 1, 2010.

With the acquisition of Benelli Oil & Gas, S.r.l. and the assets and business acquired from Sadelmi S.p.A., ITP incorporated to its organization 45 highly skilled engineers and technicians, 35,000 square feet of under crane fabrication area, 35,000 square feet of open yard and 100,000 square feet of marine yard on the Adriatic coast for shipping of heavy load equipment.  These acquisitions allowed ITP to further expand its operations through a wider offering of technical equipment and preexisting consolidated business relationships.

Results of Operations for the Year Ended December 31, 2010 and 2009

Net Income

Net Income for the year ended December 31, 2010 was $2,228 thousand, or $52.33 per diluted share of ITP (based on ITP’s weighted average number of shares outstanding during fiscal 2010 of 42,582). These results compare to Net Income of $996 thousand, or $32.54 per diluted share of ITP (based on ITP’s weighted average number of shares outstanding during fiscal 2009 of 30,247), reported for the year ended December 31, 2009, which represents an increase of 124%. This increase was primarily due to increased revenues generated by the consolidation of the above referred business combinations of Benelli Oil & Gas S.r.l. (December 2009), Busi Services S.p.A. Oil & Gas Business line (May 2010) and Nicola & Albia S.r.l. (May 2010), which, together, contributed $21,037 thousand in revenues during the year 2010. Because of these business combinations, ITP was able to capture additional revenue from several of its traditional customers, service new clients, expand into new geographic areas and reduce its operating costs and lower its prices. This Net Income increase was offset by increases in (i) Cost of Sales from $22,648 thousand for the year ended December 31, 2009 to $47,148 thousand for the year ended December 31, 2010, which is directly related to the increase in business, and (ii) Total Operating Expenses from $5,893 thousand for the year ended December 31, 2009 to $11,749 thousand for the year ended December 31, 2010, due to increases in Selling, General and Administrative Expenses; Provision for Doubtful Accounts; and Other Operating Costs.

Net income attributable to the oil and gas business line of Sadelmi S.p.A. subsequent to the date it was acquired by our subsidiary Benelli Oil & Gas S.r.l. and included in the consolidated income statement for 2010 was $650 thousand.  If this acquisition had occurred at the beginning of 2010, the combined entity’s net income would have been $2,451 thousand as opposed to $2,228 thousand.

Nicola & Albia S.r.l. was in a winding-up situation at the time ITP acquired various of its assets and therefore was not fully operative during 2010 and 2009.  Net income for the combined entity for 2010 had the acquisition of such assets occurred as of the beginning of 2010, would have been $2,451 thousand as opposed to $2,228 thousand presented in the Consolidated Financial Statements.

Net Income Attributable to ITP

The $2,228 thousand net income of the year attributable to ITP, is made up of operating income ($4,745 thousand) less financial expenses related to bank loans ($1,279 thousand) and income taxes ($1,283 thousand). The non-cash component of the income statement ($1,558 thousand) is related both to depreciation and amortization and to the provision for doubtful accounts at December 31, 2010.

The 2009 Net Income attributable to ITP amounts to $984 thousand. This is the result of the operating income ($3,085 thousand) less financial expenses related to bank loans ($745 thousand) and income taxes ($1,369 thousand). The non-financial component of the income statement ($1,267 thousand) is related both to depreciation and amortization and to the provision for doubtful accounts at December 31, 2009.

Comprehensive (Loss) Income

ITP’s comprehensive (loss) income is comprised of net income, foreign currency translation gains and losses, and changes in unrealized gains and losses on investments. The Company does not accrue tax on its foreign currency translation gains and losses, as any undistributed earnings of foreign subsidiaries are deemed to be permanently reinvested in the applicable foreign subsidiary. Comprehensive (loss) income is reflected in the consolidated statement of stockholders’ equity.

Comprehensive Income for the year ended December 31, 2010 increased 87% to $2,087 thousand from Comprehensive Income of $1,125 thousand reported for the year ended December 31, 2009. This increase was primarily due to the increase in Net Income attributable to ITP, which resulted from increased revenues generated by the above referred business combinations of Benelli Oil & Gas S.r.l. (December 2009), Busi Services S.p.A. Oil & Gas Business line (May 2010) and Nicola & Albia S.r.l. (May 2010), which, together, contributed $21,037 thousand in revenues during the year 2010, offset by a significant loss in Currency Translation Adjustment of $151 thousand for the year ended December 31, 2010 compared to a gain of $106 thousand for the year ended December 31, 2009, which is explained by the decrease in the average U.S. dollar/Euro exchange rate from 2009 to 2010 which had a negative impact on the value of ITP’s U.S. dollar denominated receivables.

Revenues

Consolidated revenues increased $32,016 thousand to $63,642 thousand for the year ended December 31, 2010, from $31,626 for the year ended December 31, 2009, or 101%. Revenues are generated by construction contracts engagements. The increase is mainly due to an increase of approximately $9 million of operations of ITP resulting form greater number of contracts and activity and to approximately $23 million in increased revenues derived from the acquisition of Benelli Oil & Gas S.r.l.

Total revenue of Benelli Oil & Gas S.r.l. in 2010 was $23 million compared against $18,830 thousand in 2009 and the amounts included in the 2010 and 2009 Consolidated Statement of Income and Comprehensive Income were $2,087 thousand and $1,125 thousand, respectively.

Revenues attributable to the oil and gas business line of Sadelmi S.p.A. subsequent to the date it was acquired by our subsidiary Benelli Oil & Gas S.r.l. and included in the consolidated income statement for 2010 was $12,238 thousand.  If this acquisition had occurred at the beginning of 2010, the combined entity’s revenues would not have changed from the amount reported in the Consolidate Financial Statements. Revenues for the combined entity for the 2009 period had acquisition of the controlling interest in Benelli Oil & Gas S.r.l. occurred at the beginning of 2009 is impracticable to disclose.

In terms of revenues by country, there were significant increases in Italy (with an increase of $15,057 thousand, or 1,426% in 2010 compared to 2009), U.S. (with an increase of $4,512 thousand, or 53% in 2010 compared to 2009) and other countries (with an increase of $19,569 thousand, or 1,744% in 2010 compared to 2009), which were offset by a significant decrease in Egypt and the Middle East (with a decrease of $7,123 thousand, or 34% in 2010 compared to 2009).

	2010	2009
	(in thousands of $)
Revenues by Country
Italy	$16,113	1,056
Egypt and the Middle East	13,797	20,919
The United States	13,042	8,530
Rest of the world	20,691	1,122
	$63,642	31,626

The significant increases in revenues relating to what ITP has viewed as other parts of the world is directly tied to the acquisitions of Benelli Oil & Gas S.r.l. and the assets and business of Nicola & Albia S.r.l., both of which have a long history and name recognition in the oil and gas industry, allowing ITP to expand its activities into more developed and mature regions of the world such as Italy, the United Arab Emirates and Denmark, which were not part of the original markets serviced by ITP.

Cost of Sales

Our consolidated cost of sales increased $24,312 thousand, or 103%, in 2010 compared to 2009. The increase is directly related to the increase in business. Our consolidated gross margin as a percentage of revenues was 25% and 26% in 2010 and 2009, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative ("SG&A") expenses increased $5,145 thousand, or 123%, in 2010 compared to 2009.  SG&A expenses are mainly administrative personnel salaries including bonuses, promotions and the value of unclaimed holidays and other deferred benefits. The increase is due to the growth of the business, and primarily to increased salaries, wages and benefits and a general increase in our SG&A expenses as a result of the strengthening of the Euro versus the U.S. dollar. SG&A expenses were 15% of revenues in 2010 compared to 13% of revenues in 2009. One of the major factors in the increase of the SG&A expenses was the increase in the numbers of business entities which form part of the ITP Group, some of them operating in different countries which required a substantial increase in the amount of personnel dedicated to administration and finance.

Depreciation and Amortization

Depreciation and amortization expense decreased $188 thousand, or 22%, in 2010 compared to 2009 primarily due to several major assets having become fully-depreciated and to the combined effect of the incorporation of new assets during the fourth quarter of 2010 and other assets additions yet to commence depreciation. Depreciation of tangible and intangible assets is calculated on the basis of the residual useful life of the asset.

Provision for Doubtful Accounts

Provision for doubtful accounts is determined as a result of an analysis of the collectability of accounts receivable and in accordance with ITP’s accounting policy. As of December 31, 2010 and 2009 ITP accrued additional reserves in the provision for doubtful accounts for $876 thousand and $397 thousand, respectively.  This represents an increase of $479 thousand, or 121%, in 2010 compared to 2009, which was mainly due to aged receivables from Khalda Petroleum Company.

Other Operating Costs

Other Operating Costs increased $420 thousand, or 93%, in 2010 compared to 2009. Other operating costs are expenses related to business development, commercial activities, travel, and other nonrecurring general expenses.  The increase was due primarily to the expansion of ITP’s business and commercial activities, which in 2009 were limited to Italy, Egypt and the United States but in 2010 expanded into Northern Europe, the United Arab Emirates, Korea, West Africa, and Asia.

Operating Income

Consolidated operating income increased $1,660 thousand, or 54%, in 2010 compared to 2009 primarily as a result of an increase in production volumes and secondarily due to a substantial reduction in the use of outsourcing resulting form the acquisition of additional production facilities. Operating income in 2010 did not include any transaction costs related to the business combinations made during the year.

Interest Expense, Net

Interest Expense, Net increased $514 thousand, or 71%, in 2010 compared to 2009 due to an increase in interest expenses of $535 thousand resulting form a net increase in financial debt, partially offset by an increase in interest income of $21 thousand, resulting form an increase in interest generating bank balances. The weighted average interest rate on the Company’s credit facilities was 3.82% in 2010 compared to 6.93% in 2009.

Income Tax Expense

Income tax provision of ITP for 2010 totaled $1,283 thousand, or 37% of pretax income, compared to $1,369 thousand, or 58% of pretax income, for 2009.  The comparison of ITP’s income tax expense between different fiscal years is affected because taxes are computed on different bases and by the application of different adjustments that also vary form year-to-year, mainly evident in the impact of the accounts receivables.  Furthermore, the basis of application of income taxes for ITP is the Italian statutory net income adjusted accordingly to Italian national and regional tax requirements. The effective tax rate for the year 2010 has been reduced by 3.4% as a result of the positive impact of a deferred tax asset recorded for the allowance for doubtful accounts. During 2010, ITP Benelli S.p.A. had intentions to reach agreements with certain customers concerning overdue accounts receivable. As a consequence in 2010 the allowance is considered a temporary difference in terms of the provisions of Italian tax law and a deferred tax asset has been recorded. Consequently, the translation under U.S. GAAP may have distorting effects on the effective tax rate determined on the Consolidated financial Statements. The table below presents a reconciliation between the Italian statutory tax rate and the effective tax rate for the years 2010 and 2009:

Tax Rate Reconciliation	2010	2009

Italian statutory tax rate	32.4%	32.3%
Permanent differences	8.4%	9.8%
Basis differences on accounts receivable	(3.4)%	6.5%
Basis differences on inventory	0.0%	1.9%
Other basis differences	(0.9)%	7.4%
Effective tax rate	36.5%	57.9%

Results of Operations for the Year Ended December 31, 2009 and 2008

Net Income

Net Income for the year ended December 31, 2009 was $996 thousand, or $32.54 per diluted share of ITP (based on ITP’s weighted average number of shares outstanding during fiscal 2009 of 30,247). These results compare to Net Income of $347 thousand, or $20.45 per diluted share of ITP (based on ITP’s weighted average number of shares outstanding during fiscal 2008 of 16,970), reported for the year ended December 31, 2008, which represents an increase of 187%. This increase was primarily due to decreased Cost of Sales and Total Operating Expenses, despite a decrease of $15,105 thousand in Total Revenues in 2009 compared to 2008. The increase in net income was mainly due to additional income resulting from an engineering, procurement and construction contract with Khalda Petroleum awarded at 2008 price levels but concluded at the reduced costs experienced during 2009.

Net Income Attributable to ITP

The 2009 Net Income attributable to ITP amounts to $984 thousand. This is the result of the operating income ($3,085 thousand) less net financial expenses related to bank loans ($720 thousand) and income taxes ($1,369 thousand). The non-financial component of the income statement ($1,267 thousand) is related both to depreciation and amortization and to the provision for doubtful accounts at December 31, 2009.

The $347 thousand net income for the year 2008 attributable to ITP, is made up of operating income ($2,041 thousand) less net financial expenses related to bank loans ($623 thousand) and income taxes ($1,070 thousand). The non-financial component of the income statement ($1,586 thousand) is related both to depreciation and amortization and to the provision for doubtful accounts at December 31, 2008.

Comprehensive (Loss) Income

Comprehensive Income for the year ended December 31, 2009 increased 301% to $1,125 thousand from Comprehensive Income of $281 thousand reported for the year ended December 31, 2008. This increase was primarily due to increased Net Income attributable to ITP and gains of $106 thousand in the Currency Translation Adjustment during 2009 compared to a loss of $109 thousand during 2008, which is explained by an appreciation of the Euro against the U.S. dollar during the period.

Revenues

Consolidated revenues decreased $15,105 thousand or 32% to $31,626 thousand for the year ended December 31, 2009, from $46,731 for the year ended December 31, 2008. Revenues are generated by construction contracts engagements. The decrease is mainly due the general worldwide economic downturn commencing with the September 2008 financial crisis and the resulting contraction in the oil and gas service industry.

In terms of revenues by country, there were significant decreases in Italy (with an decrease of $4,732 thousand, or 81% in 2009 compared to 2008), Egypt (with an decrease of $4,943 thousand, or 19% in 2009 compared to 2008), U.S. (with an decrease of $1,712 thousand, or 17% in 2009 compared to 2008) and other countries (with an decrease of $3,201 thousand, or 74% in 2009 compared to 2008), all directly related to the general worldwide economic downturn commencing with the September 2008 financial crisis and the resulting contraction in the oil and gas service industry.

	2009	2008
	(in thousands of $)
Revenues by Country
Italy	$1,056	5,788
Egypt and the Middle East	20,919	25,863
The United States	8,530	10,241
Rest of the world	1,122	4,323
	$31,626	46,215

Cost of Sales and Service

Our consolidated cost of sales decreased $15,303 thousand, or 39%, in 2009 compared to 2008. The decrease is directly related to the financial crisis. Our consolidated gross margin as a percentage of revenues was 26% and 17% in 2009 and 2008, respectively.

Selling, General and Administrative Expenses

SG&A expenses increased $607 thousand, or 17%, in 2009 compared to 2008.  SG&A expenses are mainly administrative personnel salaries including bonuses, promotions and the value of unclaimed holidays and other deferred benefits. The increase is due to the substantial expansion of ITP during 2008 tied to increases in client and business, the impact of which was mostly reflected during 2009, and also due to a general increase in our SG&A expenses as a result of the depreciation of the Euro versus the U.S. dollar. SG&A expenses were 13% of revenues in 2009 compared to 8% of revenues in 2008.

 Depreciation and Amortization

Depreciation and amortization expense increased $340 thousand, or 64%, in 2009 compared to 2008 due primarily to the construction of new workshops and purchases of machinery in Italy and in Texas, which commenced during 2008 and were completed during 2009. Depreciation of tangible and intangible assets is calculated on the basis of the residual useful life of the asset.

Provision for Doubtful Accounts

Provision for doubtful accounts is determined as a result of an analysis of the collectability of accounts receivable and in accordance with ITP’s accounting policy. As of December 31, 2009 and 2008 ITP accrued additional reserves in the provision for doubtful accounts for $397 thousand and $1,056 thousand, respectively.  This represents a decrease of $659 thousand, or 62%, in 2009 compared to 2008, which was due to the global financial crisis.

Other Operating Costs

Other Operating Costs decreased $794 thousand, or 64%, in 2009 compared to 2008. Other operating costs are expenses related to business development, commercial activities, travel, and other nonrecurring general expenses.  The decrease was due primarily to the global financial crisis.

Operating Income

Consolidated operating income increased $1,044 thousand, or 51%, in 2009 compared to 2008.

Interest Expense, Net

Interest Expense, Net increased $97 thousand, or 15%, in 2009 compared to 2008 due to a deterioration of collections of ITP’s accounts receivables during 2009 relating to the global financial crisis. The weighted average interest rate on the Company’s credit facilities was 6.9% in 2009 compared to 6.2% in 2008.

Income Tax Expense

Our income tax provision for 2009 totaled $1,369 thousand, or 58% of pretax income, compared to $1,070 thousand, or 76% of pretax income, for 2008. The comparison of ITP’s income tax expense between different fiscal years is affected because taxes are computed on different bases and by the application of different adjustments that also vary form year-to-year, mainly evident in the impact of the accounts receivables. Furthermore, the basis of application of income taxes for ITP is the Italian statutory net income adjusted accordingly to Italian national and regional tax requirements. The effective tax rate for the year 2008 and, less significantly, for the year 2009, has been affected by the reduction of income before taxes, compared to taxable income, as a result of allowances for doubtful accounts and inventory write offs that are not deductible under Italian tax law. The impact on the effective tax rate of the allowances for doubtful accounts for the year 2008 and 2009 was 25.4% and 6.5% respectively. Consequently, the translation under U.S. GAAP may have distorting effects on the effective tax rate determined on the Consolidated Financial Statements.  The table below presents a reconciliation between the Italian statutory tax rate and the effective tax rate for the years 2009 and 2008:

Tax Rate Reconciliation	2009	2008

Italian statutory tax rate	32.3%	31.8%
Permanent differences	9.8%	13.2%
Basis differences on accounts receivable	6.5%	25.4%
Basis differences on inventory	1.9%	4.1%
Other basis differences	7.4%	1.0%
Effective tax rate	57.9%	75.5%

Liquidity and Working Capital

Cash and cash equivalents

As of December 31, 2010, we had cash and cash equivalents of $11.9 million, primarily consisting of cash on hand and marketable securities. The following table provides detailed information about our net cash flow for all financial statement periods presented in this Report. To date, ITP has financed its operations primarily through cash flows from operations, bank financing and capital increases.

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,
	2010	2009	2008
	(in $ thousands)

Net cash provided by (used in) operating activities	$(374)	$346	$93
Net cash provided by (used in) investing activities	(10,476)	(3,101)	(3902)
Net cash provided by (used in) financing activities	19,905	1,418	5,642
Net increase (decrease) in cash and cash equivalents	9,041	(1,664)	1,735

Currency translation adjustment	(24)	(328)	(97)
Cash and cash equivalents at the beginning of the period	2,893	4,558	2,823
Cash and cash equivalents at the end of the period	11,934	2,893	4,558

Cash Flow

Operating Activities

Net cash used by operating activities was $374 thousand for the twelve months ended December 31, 2010, as compared to $346 thousand of net cash provided for the same period in 2009. The change is attributable to the $3.8 million increase in account receivables and a $7.8 million increase in inventory, mainly due to higher volume of work in progress, partially offset by an $11.5 million increase in accounts payables for the period.

Investing Activities

Net cash used in investing activities for the twelve months ended December 31, 2010 was $10.5 million, as compared to $3.1 million net cash used in investing activities during the same period of 2009. The change is mainly attributable to $10.7 million used in the acquisition of the Busi Services S.p.A. oil and gas business line and the remaining equity of Benelli Oil & Gas S.r.l. and to $4.8 million used in the acquisition of a business line from Nicola & Albia S.r.l., partially offset from the settlement of accounts receivables, all as part of the execution of ITP’s strategic expansion plans.

Financing Activities

Net cash provided by financing activities for the twelve months ended December 31, 2010 was $19.9 million, as compared to net cash provided by financing activities of $1.4 million in the same period of 2009. The change is attributable to the subscription of new loans in the aggregate amount of $25.6 million in support of ITP’s expansion plans, for the payment of other maturing loans and for general working capital, partially offset by currency exchange variations resulting in a reduction of the total debt of ITP by 7.25% because such debt is predominantly denominated in Euros.

Working Capital

Our principal financing facilities are:

Export Sales Facility.  On November 2008, ITP entered into an export sales credit facility with Banca Popolare di Intra (formerly, Banca di Bergamo) having a total borrowing capacity of $325 thousand.  The facility is secured by an assignment by ITP to Banca Popolare di Intra of all of ITP's present and future credits arising from ITP’s exports financed with this facility.  Interest on borrowings under the facility is adjusted quarterly based on the Euribor 360 days rate plus a spread of 1%.  During 2010, ITP drew down $325 thousand and repaid the same amount under this facility.  As of December 31, 2010, ITP had $534.4 thousand in borrowings and $464.7 thousand in letters of guarantee outstanding under this facility.  Total available borrowing capacity at December 31, 2010 was $467.6 thousand.

Our letters of guarantee, which support various contract performance and warranties, expire at various dates through 2014.  At December 31, 2010, ITP letters of guarantee and including performance bonds, warranty bonds and bid bonds, totaling approximately $5.3 million.

Cariparma Senior Syndicated Loan.  On May 21, 2010, ITP entered into a senior syndicated loan agreement with a group of bank lead by Cariparma for an aggregate principal amount of approximately $7.7 million (or €5.7 million).  The syndicated loan expires in 2018, is repayable in equal quarterly installments, is denominated and repayable in Euros and accrues interest at a variable rate based on the three month Euribor rate plus 1.80 percentage points.  Under the terms of the syndicated loan, ITP agrees to various obligations and limitations in favor of the bank syndicate, including but not limited to the obligation to provide certain financial information of ITP on a quarterly basis, not to relocate ITP’s principal business offices outside of Italy, not to engage in certain significant business combination activities or significant assets dispositions, among others.  In addition, ITP agrees to maintain a net financial position and earnings before income taxes depreciation and amortization (EBITDA) indicator of less than 4.5.  As of December 31, 2010, ITP was in full compliance with such financial ratio covenant because the indicator for ITP was 2.7.  The obligations of ITP under syndicated loan are secured by a mortgage in the amount of $13.9 million (or €10,350,000) over ITP’s property and facilities located at Cassina de’ Pecchi, the Milan facility and several units in Monte Cremasco.

Deutsche Bank Loan. On February 26, 2010, ITP entered into a loan agreement with Deutsche Bank for a principal amount of approximately $4 million (or € 3 million). Under the terms of this loan, ITP agrees to various obligations and limitations in favor of Deutsche Bank, including but not limited to the obligation to provide certain financial information of ITP on a quarterly basis, and obtain the consent of the bank prior to creating any security interest over assets of ITP, among others.  This loan is guaranteed by SACE.

UniCredit Corporate Banking.  On April 7, 2010, ITP entered into a loan agreement with UniCredit Corporate Banking for a principal amount of approximately $2 million (or €1.5 million). The loan expires on April 7, 2013, is repayable in quarterly installments, is denominated and repayable in Euros and accrues interest at a variable rate based on the three month Euribor plus 2.25 percentage points. Under the terms of this loan, ITP agrees to various obligations and limitations in favor of UniCredit Corporate Banking, including but not limited to the obligation to provide certain financial information of ITP on a quarterly basis, among others.  In addition, ITP agrees that its assets will not be less than $4.5 million, $5.5 million and $6.5 million at December 31, 2009, 2010 and 2011, respectively.

Banco di Credito Cooperativo Laudense.  In connection with the purchase of ITP’s manufacturing facility located in Moscazzano, Italy, on December 27, 2007, ITP entered into a loan agreement with Banca di Credito Cooperativo Laudense for a principal amount of approximately $2.7 million (or €2 million). The loan expires in 2015, is repayable in monthly installments, is denominated and repayable in Euros and accrues interest at a variable rate based on the three month Euribor rate plus 1.90 percentage points. The obligations of ITP under syndicated loan are secured by a mortgage in the amount of $5.4 million (or €4 million) over the acquired manufacturing facility.

In addition, ITP and its consolidated subsidiaries have entered into twelve other loan agreements having an aggregate principal amount outstanding of $20.4 million as of December 31, 2010.  For additional information on ITP’s financial commitments see the discussion below relating to “Contractual Obligations.” Including the loans described above, as of December 30, 2010, our outstanding bank borrowings, net of the current portion due, consisted of the following:

Lender	Currency of Loan Denomination	Interest Rate	Final Maturity	Outstanding Principal Amount Net of Current Portion (in $ thousands)

Unicredit	Euro	3.2% fixed	2013	$1,995
Deutsche Bank	Euro	2.53% variable	2015	3,990
Banca Popolare di Vicenza	Euro	2.45% fixed	2014	266
Cariparma	Euro	2.78% variable	2018	7,648
Credito Corporativo Laudense	Euro	2.80% fixed	2016	2,045
Cariparma	Euro	3.08% variable	2012	93
Banca Popolare di Intra	Euro	3.42% variable	2011	332
Banca Sella	Euro	3.85% variable	2018	599
Popolare di Sondrio	Euro	3.27% variable	2014	1,995
Austin Bank	U.S. dollar	6.25% variable	2015	1,267
Austin Bank	U.S. dollar	6.50% variable	2012	1,059
Austin Bank	U.S. dollar	6.50% variable	2013	765
Austin Bank	U.S. dollar	6.50% variable	2013	300
Citizens Bank	U.S. dollar	6.25% variable	2011	218

We are in compliance with all restrictive debt covenants under our outstanding credit facilities as of March 31, 2011.

Historically, our cash flow from operations has been sufficient to finance our operations. We believe that our cash on hand and cash flow from operations will meet our present cash needs unless we expand our current scale of production to another level in a short period of time, in which case we may require additional cash resources to fund our additional capital expenditures and working capital requirements related to such growth. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our production facilities and increase machinery and equipment, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The table below reflects the amounts of the current portion of our long term debt becoming due during each quarter of 2011:

Quarter ending	Amount
(in $ thousands)

March 31, 2011	$2,768
June 30, 2011	2,768
September 30, 2011	3,487
December 31, 2011	4,063
$13,105

Out of the total amounts of accounts receivables and inventory for work in progress reflected in our Consolidated Financial Statements as of December 31, 2010 of $19.9 million and $14.8 million, respectively, as of May 2, 2011 we have collected a total of $12 million and a total of $7.4 million of our inventory as of December 31, 2010 has now been invoiced to clients and are expected to be collected in the ordinary course of business within the end of the year.

Budgeted Capital Expenditures

Following the acquisitions of Benelli Oil & Gas S.r.l. and the acquisition of various assets from Nicola & Albia S.r.l. consummated during 2009 and 2010, and the entering into and consummation of the Share Exchange, we expect to focus during the remainder of 2011 in the consolidation of these significant acquisitions and in the restructuring and repositioning of ITP as a wholly-owned subsidiary of a SEC registered United States domestic corporation.

Accordingly, we have not budgeted for any significant capital expenditure, except for:

•	The development of our Singapore yard in an amount of approximately $4 million to be funded with proceeds from the Deutsche Bank loan described above and already on hand;

•
Expenditures of less than $1 million expected to be incurred by our subsidiary ITP Group Brno s.r.o. in the Czech Republic relating to the recently awarded contract for the Refinery of Naftan, in the city of Novopolosk, Byelorussia; and

•	Expenditures relating to the Share Exchange Agreement and the restructuring of ITP as a wholly-owned subsidiary of a SEC registered United States domestic corporation.

Off-balance sheet arrangements

We do not have any off balance sheet arrangements.

Tax Matters

General overview

ITP and its subsidiaries are subject to income taxes on an entity basis on income arising in, or derived from, the tax jurisdiction in which they operate.

Income taxes are comprehensive of IRAP and IRES, which are calculated on income before taxes for Italian subsidiaries, and include the income tax provision of overseas subsidiaries.  See “Completion of Acquisitions or Dispositions of Assets” above, for a complete list of subsidiaries and their corresponding jurisdictions.

Deferred tax liabilities are net of deferred tax assets and calculated on temporary differences mainly related to U.S. GAAP adjustments.

ITP recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included on the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax bases of assets and liabilities. This is done by using enacted tax rates that are expected to be applicable to the taxable income in the periods in which the differences are expected to arise. In assessing the recoverability of deferred tax assets, our management considers whether it is more likely than not that some or all of tax assets may not be realized. In performing this evaluation, our management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Italy

The Italian statutory tax rate is comprehensive of two components: national (“IRES”) and regional (“IRAP”). IRES tax rate amounts to 27.5%. IRAP impact amounts to 4.97% for the fiscal year 2010, 4.82% for the fiscal year 2009, 4.25% for the fiscal year 2008. Both taxes are computed on different bases and by the application of different adjustments that may be subjected to difference from one year to another also.  For additional information on taxes applicable to ITP under Italian tax laws, see Note 22 to the Consolidated Financial Statements.

Significant Accounting Policies

In our selection of critical accounting policies, our objective is to properly reflect our financial position and results of operations in each reporting period in a manner that will be understood by those who utilize our financial statements. Often we must use our judgment about uncertainties.

 There are several critical accounting policies that we have put into practice that have an important effect on our reported financial results.

Inventories

Inventories are valued at the lower of cost or market, with cost being determined using the weighted average cost method. Production inventory costs include material, labor and factory overhead. ITP provides inventory allowances based on excess and obsolete inventories.

With regards to work in progress, earnings are recorded on a percentage-of-completion basis, except for the subsidiary SEC, which accounts for the long-term agreements using the completed contract method. Work in progress are calculated considering various factors, such as contractual sales volume, forecasted costs, actual costs at the end of the period, estimates made by management related to eventual losses at the end of the contract.

Business Combinations, Goodwill and Intangible Assets

As acquisitions have been an important element of our growth strategy, valuations of the assets acquired and liabilities assumed on the acquisition dates could have a significant impact on our future results of operations. Fair values of those assets and liabilities on the date of the acquisition could be based on estimates of future cash flows and operating conditions for which the actual results may vary significantly. ASC No. 850, Business Combinations, requires us to determine the value of assets and liabilities based on a full fair value measurement approach. In addition, acquisition related expenses are to be expensed as incurred and not included in the purchase price allocation, and contingent liabilities are to be separated into two categories, contractual and non-contractual, and accounted for based on which category the contingency falls into.

ASC No. 350, Intangibles - Goodwill and Other, sets forth requirements relating to accounting for ongoing intangibles. Under ASC No. 350, goodwill and intangible assets deemed to have an indefinite life are no longer amortized, but tested for impairment annually and, under certain circumstances, between annual periods. An impairment charge will be recorded if the fair value of goodwill and other intangible assets is less than the carrying value. The calculation of fair value may be based on, among other items, estimated future cash flows if quoted market prices in active markets are not available.

We test our goodwill for impairment annually as of December 31 of each year and any other time a condition arises that may cause us to believe that an impairment has occurred. Since impairment tests use estimates of the impact of future events, actual results may differ and we may be required to record an impairment in future years.

Intangible assets include long-term patents, brands and software and are amortized on a straight-line basis over the estimated economic useful lives of the assets.

The goodwill impairment test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the goodwill with the carrying amount of that goodwill. In the fourth quarter of each fiscal year, we evaluate goodwill to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. Intangible assets with determinable useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

Our estimates of fair value are based on our current operating forecast, which we believe to be reasonable.  Significant assumptions that underline the fair market value estimates include future growth rates and weighted average costs of capital rates.  However, different assumptions regarding the current operating forecasts could materially affect our financial results.

Warranty expenses

ITP currently provides for the estimated costs that may be incurred under product warranties. Warranty provisions are recorded at the time of sale based upon ITP’s historical experience and anticipated future claims. We assess the adequacy of our pre-existing warranty liabilities and adjust the amounts as necessary based on actual experience and changes in future estimates.

Income Taxes

ITP recognizes deferred tax assets and liabilities based on differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates. At each period-end, ITP assesses the recoverability of its deferred tax assets by reviewing a number of factors including operating trends, future projections, and taxable income to determine whether a valuation allowance is required to reduce such deferred tax assets to an amount that is more likely than not to be realized.

Recent Accounting Pronouncements

Business Combinations (ASC 810), Disclosure of Supplementary Pro Forma Information for Business Combinations (ASU 2010-29)

The FASB issued ASU 2010-29 in December 2010. The ASU affect’s public entities, as that term is defined in ASC 805, that enter into business combinations that are material individually or in the aggregate. The ASU is effective prospectively for business combinations whose acquisition date is at or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The impact of this standard on the Consolidated Financial Statements is not expected to be material.

Goodwill impairment (ASC 350-20) When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units With Zero or Negative Carrying Amounts (ASU 2010-28)

The FASB issued ASU 2010-28 in December 2010. The ASU affect’s entities that evaluate goodwill for impairment under ASC 350-20. For public entities, the ASU is effective for impairment tests performed during entities’ fiscal years (and interim periods within those years) that begin after December 15, 2010. Early application will not be permitted. The impact of this standard on the Consolidated Financial Statements is not expected to be material.

Consolidation (ASC 810), Improvements to Financial Reporting by Enterprises Involved With Variable Interest Entities (ASU 2009-17)

The FASB issued ASU 2009-17 in December 2009. This standard became effective for the company January 1, 2010. ASU 2009-17 requires the enterprise to qualitatively assess if it is the primary beneficiary of a variable-interest entity ("VIE"), and if so, the VIE must be consolidated. Adoption of the standard did not have an impact on ITP's results of operations, financial position or liquidity.

Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (ASU 2009-13)

The FASB issued ASU 2009-12 in October 2009. The ASU affect’s entities with multiple-deliverable revenue arrangements. The ASU effective date of application is for fiscal years beginning on or after June 15, 2010. The impact of this standard on the Consolidated Financial Statements is not expected to be material.

Codification

In June 2009, the FASB issued an Accounting Standards Codification (“ASC” or “Codification”), which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This guidance establishes the Codification as the source of authoritative GAAP recognized by the FASB to be applied by those entities. Rules and interpretive releases of the SEC under federal securities laws are also sources of authoritative GAAP for SEC registrants. The SEC Sections in the Codification are not the authoritative sources of such content and do not contain the entire population of SEC rules, regulations, interpretive releases, and staff guidance. All guidance contained in the Codification carries an equal level of authority. Following the issuance of this guidance, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates to the Codification. This guidance is effective for financial statements issued for interim and annual periods ending after September 15, 2009. There were no changes to the accounting principles used to prepare ITP’s financial statements as a result of the adoption of the ASC.

Contractual Obligations

We have contractual obligations comprised of long-term debt, non-cancelable operating lease commitments and capital lease obligations. Our expected cash flows related to contractual obligations outstanding as of December 31, 2010 are as follows:

Contractual Obligations	Payments Due by Period (in $ thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Operating lease obligations	$618	$360	$246	$12	$-
Long-term debt obligations:
Principal	33,499	13,105	8,400	9,496	2,499
Interest	3,638	1,209	1,228	629	572
Other long-term liabilities	3,466	2,784	682	-	-
	$41,221	$17,458	$10,556	$7,646	$5,562

We are contingently liable under standby letters of credit, bank guarantees and performance bonds, primarily for guarantees of our performance on projects currently in execution or under warranty. These balances include the standby letters of credit issued under the Banca di Bergamo Export Sales Facility and from other facilities worldwide.  For further discussion please refer to the section captioned “— Liquidity—Working Capital” above. As of December 31, 2010, such commitments and their period of expiration are as follows:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years

Bank issued letters of credit and guarantees	$-	$-	$-	$-	$-
Performance bonds	7,917	5,996	1,921	-	-
	$7,917	$5,996	$1,921	$-	$-

Please refer to Note 2 to the Consolidated Financial Statements in this Report for a discussion of “Warranty Expenses”.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with existing or forecasted financial transactions. The types of market risks to which we are exposed are credit risk, interest rate risk and foreign currency exchange rate risk.

Credit Risk

Our financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. Cash equivalents such as deposits and temporary cash investments are held by major banks. Our trade receivables are with a variety of U.S., international and foreign-country national oil and natural gas companies. Management considers this credit risk to be limited due to the financial resources of these companies. We perform ongoing credit evaluations of our customers and we generally do not require material collateral to support contractual payment obligations.  We maintain reserves for potential credit losses.

Exchange Rate

Our operations are conducted around the world in a number of different countries. Accordingly, our earnings and cash flow are exposed to changes in foreign currency exchange rates. The majority of our foreign currency transactions relate to operations in Italy, Middle East and North Africa, Russia and Byelorussia, Asia and the other countries we conduct business.  In Italy, North Africa, the Middle East and Russia, most contracts are denominated in Euros, and most of the costs incurred are in Euros, which mitigates risks associated with currency fluctuations. Similarly, in the United States, most of our contracts are denominated in U.S. Dollars, and most of our costs are incurred in U.S. Dollars, which mitigates the risks associated with currency fluctuations. Generally, many of our material purchases are denominated in a currency other than local currency, primarily U.S. Dollars and Euros, whereas our engineering and overhead costs are principally denominated in Euros. For sales to our client based in Russia and Byelorussia, Middle East and North Africa, and Asia our contracts are, respectively, denominated in Euro, and most costs incurred are in Euro. Therefore, because we generally balance our expenses with income in the same currency as the related expenses, fluctuations in exchange rates are not expected to significantly affect financial stability, or gross and net profit margins. We attempt to minimize our exposure to foreign currency exchange rate risk by requiring settlement in our functional currencies, when possible. We do not currently enter into forward contracts or other currency-related derivative hedge arrangements.

A hypothetical 10% increase or decrease in the Euro/U.S. dollar exchange rate is not expected to have a material impact on our earnings, loss or cash flows.

Interest Rate

Our financial instruments are subject to changes in interest rates, including our revolving credit facilities, export sales credit facility and short-term investments. We invest our excess cash in short-term highly liquid investments and our investment objective is to preserve principal and maintain liquidity. As of December 31, 2010, we had $9 million outstanding under our credit facilities, all of which are variable-rate debt obligations.  Changes based on the floating interest rates under these facilities could result in an increase or decrease in our annual interest expense and related cash outlay.

Based on past market movements and possible near-term market movements, we do not believe that potential near-term losses in future earnings, fair values or cash flows from changes in interest rates are likely to be material. A hypothetical 10% increase or decrease in applicable interest rates is not expected to have a material impact on our earnings, loss or cash flows.

PROPERTIES

Our Facilities

We own our corporate headquarters which are located at Via Federico Zuccari 4, 00153 Rome, Italy.

We own and operate two equipment production facilities in Italy and lease a third located in Ravenna.  We own a facility located in Cassina de’ Pecchi (in the vicinity of Milan) with a 75,347 square feet fabrication shop; and a facility located in Moscazzano (in the vicinity of Cremona) with a 32,291 square feet fabrication shop.  The facility located in Ravenna is leased, with a 30,000 square feet fabrication shop.

We also own and operate an equipment production facility in Kilgore (State of Texas), in the United States, with 62,136 square feet of fabrication shops. Our Texas facilities include seven buildings on 12.5 acres of land, 42,000 square feet of under crane fabrication shops, with associated support fabrication building, an approved heated paint shop, an office building and approximately 4.5 acres of pre-assembly yard.

In addition to our headquarters, we have a total of four sales offices located in Kilgore (Texas), Baku (Azerbaijan), Brno (Czech Republic), and Ravenna (Italy) with 38,000 square feet yard.

ITP’s manufacturing facilities located in Moscazzano and Cassina de’Pecchi, Italy and Surface Equipment’s manufacturing facilities located in Kilgore, Texas are certified to manufacture ASME code pressure vessels according to Division 1 and 2 (in Moscazzano and Texas only) for the oil and gas industries. Surface Equipment has also earned a Chinese manufacturing license to supply pressure vessels to the Chinese oil and gas industry.

The following table provides select information about our material facilities:

Location	Function	Size

Cassina de’Pecchi, Italy	Equipment manufacturing, mainly for our international markets (other than the U.S. and Latin America)	75,347 sq ft.

Ravenna, Italy	Skids and packages, mainly for our international markets (other than the U.S. and Latin America)	30,000 sq ft.

Moscazzano, Italy	Equipment manufacturing (mainly vessels and API valves) for our international markets (other than the U.S. and Latin America)	32,291 sq ft.

Kilgore, Texas	Equipment manufacture, mainly for the U.S. and Latin American markets	62,136 sq ft.

Ravenna, Italy	Industrial yard	38,000 sq ft.

Rome, Italy	Administrative headquarters

Brno, Czech Republic	Sales and engineering office for Eastern Europe

Baku, Azerbaijan	Sales and administrative officer for the Middle East

Each of our significant manufacturing facilities is currently operating in a manner consistent with the requirements of the industry in which we operate. We consider our present facilities to be suitable for our present purposes and adequate for our current operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 29, 2011 by (i) each person or group who is known by us to beneficially own more than 5% of our common stock; (ii) each director; (iii) our president, our chief executive officer and each other executive officer whose cash compensation for the most recent fiscal year exceeded $100,000 and (iv) all such executive officers and directors as a group. Except as indicated in the footnotes to this table, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is based upon 36,107,500 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Owners of more than 5%
Manfredi Mazziotti di Celso (1) Via Federico Zuccari 4, 00153 Rome, Italy	34,000,000	94%

Directors and Officers
Manfredi Mazziotti di Celso (1)(2) Via Federico Zuccari 4, 00153 Rome, Italy	34,000,000	94%

Gianfranco Turrini (2) Via Federico Zuccari 4, 00153 Rome, Italy	-	-

Andrea Bardavid (2) Via Federico Zuccari 4, 00153 Rome, Italy	-	-

Charles El-Moussa 5100 Westheimer, Suite 200 Houston, TX 77056	100,000	0.28%

All Directors and Officers as a group	34,000,000	94%

(1)	The shares are held indirectly by Mr. Mazziotti and his immediate family relatives through their control and ownership of 100% of the equity of ITP Lux, which is issued in bearer form.

(2)
His designation as director will become effective after 10 days form the date of our filing a Schedule 14-f with the SEC and our mailing of an Information Statement to our shareholders relating to such directors designation which results in the change of the composition of the majority of our board of directors.

Changes in Control

The Company does not have any change of control or retirement arrangements with its executive officers.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

 The table below sets forth information about the nominees for directors as of the date of this Report.  Executive officers designations became effective on April 29, 2011:

Name	Age	Position

Manfredi Mazziotti di Celso	59	Director nominee, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Gianfranco Turrini	72	Director nominee

Andrea Bardavid	39	Director nominee

On April 29, 2011, the above director nominees were designated as directors of the Company, such designation to become effective after 10 days form the date of our filing a Schedule 14-f with the SEC and our mailing of an Information Statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act (the “Information Statement”) relating to such director designations which results in the change of the composition of the majority of our board of directors.  The Information Statement and Schedule 14-f were mailed to our shareholders and filed with the Commission on the day of this Report and the director nominees are expected to take their office as our directors on or about May 16, 2011.  On April 29, 2011, our current sole director, Mr. Charles El-Mousa, tendered his resignation as director of the Company effective on the day that the appointment of the directors nominee becomes effective. The designation of Mr. Mazziotti to his various executive offices became effective on April 29, 2011.

All our current officers and directors nominees are residents of Italy.  As a result, it may be difficult for investors to effect service of process within the United States upon any of them or to enforce court judgments obtained against them in the United States courts.

The following is a summary of the biographical information of our nominated directors and officers:

Manfredi Mazziotti di Celso in addition to being a nominated member of our board of directors, and on April 29, 2011 was designated as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. He is currently the founder and General Manager of ITP and together with his immediate family, is our indirect controlling shareholder. During the last ten years, Mr. Mazziotti has changed ITP from a small family business to a contractor with $62 million in revenues during 2010. He has personally managed ITP both commercially and technically for several years, developed technical skills in the oil and gas business and established personal relations with customers like Shell, Apache, ENI, Petrofac and Saipem, expanding the company's structure and markets in the U.S., Egypt, the Far East, Byelorussia and Russia. He has personally managed engineering procurement and construction works in Egypt, such as the Fayum Gas plants and the Salam early gas trains. He is also familiar with the United States market, where he identified and through ITP purchased, Surface Equipment Corporation, a Texas based corporation engaged in the same business as ITP with $6.1 million in assets and $12.5 million in sales during 2010.  Mr. Mazziotti has been the Chairman of the Board of Surface Equipment Corporation since 2007. Mr. Mazziotti graduated in mechanical engineering from the University of Rome in 1976 and started his career in the oil and gas field with Technip, one of the world’s most recognized engineering procurement and construction contractors.

Gianfranco Turrini in addition to being a nominated member of our board of directors, he is also director and vice president of ITP. Mr. Turrini has acted as project manager and business development in Italy and abroad for 30 years. Prior to his employment with ITP, he worked with Foster Wheeler, Techint, and Snia Engineering as project engineer, project manager and business development manager, respectively. He has recently contributed to the development of ITP in Italy and Belarus. During the last five years, Mr. Turrini acted as director and vice president of ITP and is and was responsible for the management of ITP’s growth from ITP S.r.l., to ITP S.p.A. and now to ITP Benelli S.p.A. He is not a director of any other publicly traded company. Mr. Turrini graduated in chemical engineering at the University of Milan in 1963.

Andrea Bardavid has been nominated as an independent director to our board of directors. Mr. Bardavid has more than 10 years experience as independent advisor in the corporate finance and capital market industry. In the oil and gas field, he has acted as advisor and management consultant for, among others, Erg Petroli, Technip, Gaz de France, Natixis Private Equity, Danieli Steel Group (Acciaierie Bertoli Safau) and ABB. In addition, Mr. Bardavid has broad expertise in accounting and financial auditing. During the last five years, Mr. Bardavid acted as Managing Partner of Todah S.r.l., a corporate finance and investment firm of which he is founding partner. He is not a director of any other publicly traded company. Mr. Bardavid graduated in Economics from the Bocconi University of Milan in 1998.

Family Relationships

Mr. Manlio Mazziotti di Celso, the father of Mr. Manfredi Mazziotti di Celso, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, founder and General Manager of ITP, our wholly owned subsidiary, and together with his immediate family, our indirect controlling shareholder, is the president and a member of the Board of Directors of ITP, our wholly owned subsidiary.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

The following is a summary of the compensation we paid to our executive officers, for the last three fiscal years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation ($)		Total ($)

Manfredi Mazziotti di Celso—President, CEO, CFO, Secretary, Treasurer, ITP Founder and ITP General Manager	2010	$280,000	$105,000	-	-	-	-	$81,000	(1)	$466,000
	2009	$97,000	-	-	-	-	-	$49,000	(2)	$246,000
	2008	$175,000	-	-	-	-	-	$25,000	(2)	$200,000
Simona Spreca—Chief Executive Officer and Director of ITP Benelli S.p.A.	2010	$98,000	-	-	-	-	-	$9,000	(3)	$107,000
	2009	$75,000	-	-	-	-	-	$9,000	(3)	$84,000
	2008	$70,000	-	-	-	-	-	$9,000	(3)	$79,000
Roberto Collinelli—Sales Manager and Director of ITP Benelli S.p.A.	2010	$196,000	-	-	-	-	-	$25,000	(3)	$221,000
	2009	-	-	-	-	-	-	-		-
	2008	-	-	-	-	-	-	-		-
PierLuigi Oresti—Director of Operations and Director of ITP Benelli S.p.A.	2010	$154,000	-	-	-	-	-	$25,000		$179,000
	2009	$154,000	-	-	-	-	-	$25,000		$179,000
	2008	$107,000	-	-	-	-	-	$19,000		$126,000
Charles El-Moussa—former CEO	2010	-	-	-	-	-	-	-		-
	2009	-	-	-	-	-	-	-		-
	2008	-	-	-	-	-	-	-		-
Rafeh Hulays—former CEO	2010	-	-	-	-	-	-	-		-
	2009	-	-	-	-	-	-	-		-
	2008	-	-	-	-	-	-	-		-

(1) Includes insurance, housing improvements (being expensed over 5 years), usage of ITP’s vehicles and usage of a yacht owned by a ITP’s subsidiary and other benefits. Mr. Mazziotti’s 2010 bonus was neither based on pre-determined goal nor a mathematical formula.  Mr. Mazziotti’s 2010 bonus was decided by ITP Benelli S.p.A.’s board of directors in its sole discretion to reward Mr. Mazziotti for the growth and success of the Company experienced during the 2009-2010 period, in great part achieved through his leadership and expertise.
(2) Includes insurance, usage of ITP’s vehicles and usage of a yacht owned by a ITP’s subsidiary and other benefits.
(3) Includes insurance, vehicles, cell phones, laptops and other benefits.

On April 29, 2011, we acquired ITP in a reverse acquisition transaction that was structured as a share exchange and in connection with such transaction, Mr. Manfredi Mazziotti became our Chief Executive Officer.  Prior to the consummation of the reverse acquisition, Mr. Charles El-Moussa served as our sole director and Chief Executive Officer since September 12, 2008. The compensation shown in the table above includes amounts Mr. El-Moussa received from us prior to the consummation of the reverse acquisition. On September 12, 2008, we granted to Mr. El-Moussa 7,840,000 shares of our common stock as director and officer compensation.  Of this amount, as part of the reverse acquisition transaction and the reverse stock split effected on March 21, 2011, we cancelled 3,166,670 shares of common stock (on a post reverse stock split basis) previously granted to Mr. El-Moussa, resulting in Mr. El-Moussa being the beneficial owner of 100,000 shares of our common stock as of April 29, 2011. Prior to September 12, 2008, Mr. Rafeh Hulays acted as our President, Treasurer, Secretary and Director but he was not paid any compensation in the fiscal year ended September 31, 2008.

Compensation Discussion and Analysis

We do not have any employment agreements with any of our executive officers or directors.  We strive to provide our executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for Italian private companies to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position. Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Under applicable Italian employment law, all employees based in Italy (including our directors and executive officers) are entitled to receive a severance payment at the time of termination of their employment relationship.  Generally, this mandatory severance payment is equal to the amount resulting from multiplying the number of years of employment of the employment relationship being severed, times the amount of the last monthly base salary applicable to such employee. ITP reserves these amounts and are recorded in our Consolidated Financial Statements as “Post-employment benefits obligations”.  As of December 31, 2010, the amount of accumulated severance liabilities of ITP was $1,418 thousand.  These liabilities will become due at the time of employment termination for each employee.

We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including, without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options. We expect that this compensation program will be comparable to the programs of our peer companies and aimed to retain and attract talented individuals.

We will also consider forming a compensation committee to oversee the compensation of our named executive officers. The majority of the members of the compensation committee would be independent directors.

Compensation of Directors

The following is a summary of the compensation we paid to our directors and the directors of ITP during the fiscal year ended December 31, 2010.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Simona Spreca—Chief Executive Officer and Director of ITP Benelli S.p.A.	$98,000	-	-	-	-	$9,000	$107,000

Roberto Collinelli—Sales Manager and Director of ITP Benelli S.p.A.	$196,000	-	-	-	-	$25,000	$221,000

PierLuigi Oresti—Director of Operations and Director of ITP Benelli S.p.A.	$154.000	-	-	-	-	$25,000	$179,000

Charles El-Moussa—former director	-	-	-	-	-	-	-

Manlio Mazziotti di Celso—President and director of ITP	-	-	-	-	-	-	-

On September 12, 2008, we granted to Mr. El-Moussa 7,840,000 shares of our common stock as director and officer compensation.  Of this amount, as part of the reverse acquisition transaction and the reverse stock split effected on March 21, 2011, 3,166,670 shares of common stock (on a post reverse stock split basis) previously granted to Mr. El-Moussa were cancelled.

Directors who are also our executive officers do not receive any additional compensation for their services as directors.

As of the date of this report, we have no formal or informal arrangements or agreements to compensate our directors for services they provide as directors. We plan to implement a compensation program for our independent directors, as and when they are appointed, which we anticipate will include such elements as an annual retainer, meeting attendance fees and stock options. The details of that compensation program will be negotiated with each independent director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On March 26, 2010, ITP acquired from Giovanna Mazziotti di Celso, Mr. Manfredi Mazziotti’s mother, certain lots of undeveloped land of approximately 378,000 square feet, located in Monte Cremasco, Italy, for approximately $1,125,600 (or € 840,000). Concurrently with said acquisition, an independent appraisal estimated the fair market value of the land together with the incurred development costs to be of approximately $3,718,638 (or € 2,775,103).  Following the land acquisition, ITP incurred development expenses of approximately $600,000. The land acquisition was financed by ITP with a bank loan from Cariparma.

During 2010, Manfredi Mazziotti di Celso, our President, Chief Executive Officer, Chief financial Officer, Secretary, Treasurer, nominee to our board of director, founder of ITP and General Manager of ITP, and together with his immediate family, our indirect controlling shareholder, received a bonus advance of approximately $53,600 (or € 40,000).

On March 21, 2011, pursuant to the terms of the reverse acquisition agreement, we cancelled 3,166,670 shares of common stock (on a post reverse stock split basis) previously granted to Mr. El-Moussa, who at the time was our sole director, President and Chief Executive Officer.

As described elsewhere in this Report, the founder of ITP, who is also a nominee to our board of directors, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and ITP’s General Manager, indirectly owns and controls ITP Lux, our principal and controlling stockholder, through his and his family’s ownership and control of 100% of the shares of ITP Lux.

Insider Transactions Policies and Procedures

Our board of directors is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Director Independence

Our board of directors has concluded that Mr. Andrea Bardavid is independent as the term “independent” is defined by the rules of the New York Stock Exchange and Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended.

Board Committees

None of our shares or other securities are presently listed for trading in any securities exchange.  Prior to seeking the listing of our shares in any securities exchange, in order to satisfy various listing requirements, our board of directors will require to be restructured, the number of our directors increased and various committees formed, among other requirements.  At this time, upon the effectiveness of his appointment as director, Mr. Andrea Bardavid is expected to become the sole member of our Audit Committee.

Code of Business Conduct and Ethics

As of the date of this Report, we have not adopted a corporate code of business conduct and ethics.  Upon the effectiveness of the designation of our new board of directors, our new board is expected to adopt our code of business conduct and ethics.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.  However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Our projects generally involve complex design and engineering, significant procurement of equipment and supplies and construction management. We may encounter difficulties in the design or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond our control, that affects our ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations. In addition, we generally rely on third-party partners, equipment manufacturers and subcontractors to assist us with the completion of our contracts. As such, claims involving project owners, suppliers and subcontractors may be brought against us and by us in connection with our project contracts. Claims brought against us include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work and claims for cancelled projects. The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums. Claims brought by us against project owners include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work. Claims between us and our suppliers, subcontractors and vendors include claims like any of those described above. These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings. Charges associated with claims could materially adversely affect our business, financial condition, results of operations and cash flows.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the inter-dealer electronic quotation and trading system maintained by Pink OTC Markets Inc. under the ticker symbol “ITPG”.  The CUSIP number for our Common Stock is 450630 108.

The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock on the Pink Sheets:

	Common Stock Price
	High	Low
Fiscal Year 2008
First Quarter	$0.74	$0.60
Second Quarter	$0.60	$0.60
Third Quarter	$0.60	$0.60
Fourth Quarter	$0.60	$0.60
Fiscal Year 2009
First Quarter	$0.60	$0.12
Second Quarter	$0.12	$0.12
Third Quarter	$0.12	$0.12
Fourth Quarter	$0.12	$0.12
Fiscal Year 2010
First Quarter	$0.12	$0.12
Second Quarter	$0.12	$0.12
Third Quarter	$0.12	$0.12
Fourth Quarter	$0.12	$0.12
Fiscal Year 2011
First Quarter	$0.82	$0.12

Holders

On April 29, 2011, taking into account the consummation of the Share Exchange, there were approximately four holders of record of our common stock.

Dividends

 In the past, we have not distributed earnings to our shareholders. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

Penny Stock Regulations

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and is subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule” that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 (excluding primary residence), or annual incomes exceeding $200,000 or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

RECENT SALES OF UNREGISTERED SECURITIES

On April 29, 2011, as part of the consummation of the Share Exchange and reverse acquisition and in exchange for all of the issued and outstanding shares of ITP, we issued 34,000,000 shares of restricted common stock to ITP Lux.  The foregoing shares represent more than 5% of our total outstanding shares at the time of issuance.  The shares were sold pursuant to the exemption from registration provided by Regulation S of the U.S. Securities Act of 1933, as amended. Each shareholder who received the securities in such instance was not a United States person as defined in Regulation S.  In addition, the Company did not conduct any selling efforts directed at the United States in connection with the offering.  All shares of common stock issued pursuant to Regulation S included a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and are deemed to be “restricted securities.”  As a result, such recipients of the shares will not be able to resell the shares unless in accordance with Regulation S, pursuant to a registration statement, or upon reliance of an applicable exemption from registration under the Securities Act.

Also, on April 29, 2011, as part of the consummation of the Share Exchange and reverse acquisition and in consideration for Orange Capital Corp. agreeing to indemnify ITP Lux as to certain representations contained in the reverse acquisition share exchange agreement, we issued an aggregate of 1,083,226 unregistered warrants to purchase an equal number of shares of our common stock.   Prior to the issuance of these warrants, on April 28, 2011, Orange Capital Corp. assigned two thirds of its warrant rights under the Share Exchange Agreement to Mr. Ariel Malik and Mr. Sukh Athwal, retaining one third.  These warrants expire on April 29, 2015.  Of these warrants, 541,613 have an exercise price of $2.08 and 541,613 have an exercise price of $2.77.  The warrants were sold, and the partial assignment by Orange Capital Corp. was effected, pursuant to the exemption from registration provided by Regulation S of the U.S. Securities Act of 1933, as amended.

On September 12, 2008, we granted to Mr. El-Moussa 7,840,000 shares of our common stock as director and officer compensation.  Of this amount, as part of the reverse acquisition transaction and the reverse stock split effected on March 21, 2011, 3,166,670 shares of common stock (on a post reverse stock split basis) previously granted to Mr. El-Moussa were cancelled.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 41,666,667 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors or by a sole remaining director.  Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

 All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing shareholders will be diluted.

 As of April 29, 2011, we had a total of 36,107,500 shares of common stock outstanding.

Common Stock Warrants

On April 29, 2011, as part of the consummation of the Share Exchange and reverse acquisition and in consideration for Orange Capital Corp. agreeing to indemnify ITP Lux as to certain representations contained in the reverse acquisition share exchange agreement, we agreed to Orange Capital Corp. an aggregate of 1,083,226 unregistered warrants to purchase an equal number of shares of our common stock. On April 28, 2011, Orange Capital Corp. assigned two thirds of its warrant rights under the Share Exchange Agreement to Mr. Ariel Malik and Mr. Sukh Athwal, retaining one third.  These warrants were issued on April 29, 2010 and expire on April 29, 2015.  Of these warrants, 541,613 have an exercise price of $2.08 and 541,613 have an exercise price of $2.77.  The warrants were sold, and the partial assignment by Orange Capital Corp. was effected, pursuant to the exemption from registration provided by Regulation S of the U.S. Securities Act of 1933, as amended.

Preferred Stock

We are authorized to issue up to 8,333,333 preferred shares par value $0.001.  No shares of preferred stock have been issued.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership and control of 96% of our issued and outstanding common stock by a single stockholder and the lack of cumulative voting, makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder:

•
for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or

•	after the expiration of the three-year period, unless:

o	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

o
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquiror, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Although we are not currently subject to these “control share” provisions since we do not conduct business directly or indirectly in Nevada and have less than 100 stockholders of record who are Nevada residents, there can be no assurance that in the future such provisions will not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is Nevada Agency and Transfer Company. Their mailing address is 50 West Liberty Street, Suite 880 Reno, Nevada 89501, and their telephone and fax numbers are (775) 322-0626 and (775) 322-5623, respectively.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation authorize our Company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our Company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person:

•	reasonably believed that their conduct was in or not opposed to our Company’s best interests; or

•	with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our Company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our Company or is or was serving at the request of our Company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our Company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our Company.

The determination to indemnify any such person must be made:

•	by our stockholders;

•	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

•	by independent legal counsel in a written opinion; or

•	by court order.

We are permitted by our Bylaws to purchase and maintain insurance and make other financial arrangements on behalf of our officers and directors against any liability and expense incurred in such capacity, whether or not the Company would have the power to indemnify such person against such liability.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the Company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 3.02 Unregistered Sales of Equity Securities

On April 29, 2011, as part of the consummation of the Share Exchange and reverse acquisition and in exchange for all of the issued and outstanding shares of ITP, we issued 34,000,000 shares of restricted common stock to ITP Lux.  The foregoing shares represent more than 5% of our total outstanding shares at the time of issuance.  The shares were sold pursuant to the exemption from registration provided by Regulation S of the U.S. Securities Act of 1933, as amended. Each shareholder who received the securities in such instance was not a United States person as defined in Regulation S.  In addition, the Company did not conduct any selling efforts directed at the United States in connection with the offering.  All shares of common stock issued pursuant to Regulation S included a restrictive legend indicating that the shares are being issued pursuant to Regulation S under the Securities Act and are deemed to be “restricted securities.”  As a result, such recipients of the shares will not be able to resell the shares unless in accordance with Regulation S, pursuant to a registration statement, or upon reliance of an applicable exemption from registration under the Securities Act.

Also, as part of the consummation of the Share Exchange and reverse acquisition and in consideration for Orange Capital Corp. agreeing to indemnify ITP Lux as to certain representations contained in the reverse acquisition share exchange agreement, we were required to issue to Orange Capital Corp. an aggregate of 1,083,226 unregistered warrants to purchase an equal number of shares of our common stock.   On April 28, 2011, Orange Capital Corp. assigned two thirds of its warrant rights under the Share Exchange Agreement to Mr. Ariel Malik and Mr. Sukh Athwal, retaining one third.  These warrants were issued on April 29, 2010 and expire on April 29, 2015.  Of these warrants, 541,613 have an exercise price of $2.08 and 541,613 have an exercise price of $2.77.  The warrants were sold, and the partial assignment by Orange Capital Corp. was effected, pursuant to the exemption from registration provided by Regulation S of the U.S. Securities Act of 1933, as amended.

Item 4.01 Changes In Registrant’s Certifying Accountant

As a result of the consummation of the Share Exchange and reverse acquisition, our board of directors will be required to evaluate and resolve on the transitioning from our current engagement with Ale Matheson Carr-Hilton Labonte LLP as our independent auditors and the engagement of ITP’s independent accountants, Deloitte & Touche S.p.A. (a member firm of Deloitte Touche Tohmatsu Limited), an Independent Registered Public Accounting Firm, to serve as our independent auditors for the period in which the Share Exchange was consummated and thereafter. Upon the resolution from our board of directors relating to effectiveness of this transition, we will file with the SEC a current report on Form 8-K providing the information required by Item 304(a) of Regulation S-K under the Securities Act.

Item 5.01 Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference. As a result of the closing of the reverse acquisition with ITP, immediately after the Share Exchange Agreement is closed Mr. Manfredi Mazziotti di Celso, through his and his family’s ownership and control of 100% of the issued and outstanding shares of ITP Lux, our principal stockholder, indirectly owned and controlled 94% of the total outstanding shares of our common stock and 94% of the total voting power of all our outstanding voting securities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Upon the closing of the reverse acquisition, Charles El-Moussa, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all executive offices that he held effective immediately and from his position as our director that will become effective on the tenth day following the mailing by us of an Information Statement to our stockholders that complies with the requirements of Section 14f-1 of the Exchange Act. In addition, our board of directors on April 29, 2011 increased the size of our board of directors to three directors and appointed Manfredi Mazziotti di Celso, Gianfranco Turrini and Andrea Bardavid to fill the vacancies created by such resignation and increase in the size of the board, which appointments will become effective upon the effectiveness of the resignation of Charles El-Moussa on the tenth day following the mailing by us of the Information Statement to our stockholders. In addition, our sole executive officer Charles El-Moussa was replaced by Manfredi Mazziotti di Celso to act as our Chief Executive Officer upon the closing of the reverse acquisition as indicated in more detail above.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this Report, which disclosure is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Change of Fiscal Year

The year-end for ITP Energy Corporation is December 31. As a result of the reverse acquisition of ITP on April 29, 2011 in which ITP became our successor, our fiscal year-end changed from September 30 to December 31.

Item 5.06 Change in Shell Company Status

 Prior to the closing of the reverse acquisition, ITP Energy Corporation (formerly known as Netfone, Inc.) was a “shell company” as defined in Rule 12b-2 of the Exchange Act. As described in Item 2.01 above, which is incorporated by reference into this Item 5.06, ITP Energy Corporation (formerly known as Netfone, Inc.) ceased being a shell company upon completion of the reverse acquisition on April 29, 2011.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The audited Consolidated Financial Statements of ITP for the fiscal years ended December 31, 2010 and 2009 are filed in this current Report as Exhibit 99.1.

Independent Auditors’ Report

Consolidated Balance Sheets

Consolidated Statements of Income and Comprehensive Income

Consolidated Statements of Stockholders’ Equity

Consolidated Statements of Cash Flow

Notes to Consolidated Financial Statements

(b) Pro Forma Financial Information.

None.

(d)      Exhibits

Exhibit No.	Description

2.1	Share Exchange Agreement, dated December 22, 2010, by and among Netfone Inc., Orange Capital Corp., and ITP Oil & Gas International S.A. (1)
2.2	First Amendment to Share Exchange Agreement, dated December 22, 2010, by and among Netfone Inc., Orange Capital Corp., and ITP Oil & Gas International S.A., dated March 25, 2011. (2)
3.1	Articles of Incorporation (3)
3.2	Bylaws (3)
3.3	Articles of Merger between Netfone Inc. and ITP Energy Corporation, dated effective March 21, 2011 (4)
3.4	Certificate of Change dated effective March 21, 2011 (4)
4.1	Form of Common Stock (5)
4.2	Form of Common Stock Warrant (5)
10.1	Share Exchange Agreement, dated December 22, 2010, by and among Netfone Inc., Orange Capital Corp., and ITP Oil & Gas International S.A. (1)
10.2	First Amendment to Share Exchange Agreement, dated December 22, 2010, by and among Netfone Inc., Orange Capital Corp., and ITP Oil & Gas International S.A., dated March 25, 2011. (2)
10.3	Cariparma Senior Syndicated Loan Agreement, dated May 21, 2010. (5)
10.4	Deutsche Bank Loan Agreement, dated February 26, 2010. (5)
10.5	UniCredit Corporate Banking Loan Agreement, dated April 7, 2010. (5)
10.6	Banco di Credito Cooperativo Laudense Loan and Mortgage Agreement, dated December 27, 2007. (5)
21.1	Subsidiaries (5)
99.1	Audited Consolidated Financial Statements of ITP for the fiscal years ended December 31, 2010 and 2009. *
99.2	Press release dated May 5, 2011. (5)

*	Filed herewith

(1)	Incorporated by reference to the Company’s current report on Form 8-K filed on December 30, 2010.

(2)	Incorporated by reference to the Company’s current report on Form 8-K filed on March 31, 2011.

(3)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed December 1, 2004.

(4)	Incorporated by reference to the Company’s current report on Form 8-K filed on March 23, 2011.

(5)	Incorporated by reference to the Company’s current report on Form 8-K filed on May 5, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2011

ITP Energy Corporation
(Registrant)

/s/ Manfredi Mazziotti di Celso
Signature

Chief Executive Officer
Title